SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Schnitzer Steel Industries, Inc.

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SCHNITZER STEEL INDUSTRIES, INC.

December 8, 2010

Dear Shareholder:

You are invited to attend the Annual Meeting of Shareholders of your Company, which will be held on Wednesday January 19, 2011 at 8 A.M., local time, at the Multnomah Athletic Club, 1849 SW Salmon Street, Portland, Oregon 97205.

The formal notice of the meeting appears on the following pages and describes the matter to be acted upon. Time will be provided during the meeting for discussion and you will have an opportunity to ask questions about your Company. Only shareholders of record at the close of business on November 23, 2010 are entitled to vote at the Annual Meeting or any adjournment of the meeting.

Again this year, we will utilize the Securities and Exchange Commission rules allowing issuers to furnish proxy materials over the Internet. We intend to mail a printed copy of this proxy statement and a proxy card to certain of our shareholders of record entitled to vote at the Annual Meeting on or about December 8, 2010. All other shareholders will receive a Notice Regarding the Availability of Proxy Matters (the “Notice”), which will be mailed on or about December 8, 2010. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, not including a proxy card, you should follow the instructions for requesting such materials included in the Notice. Please read the proxy statement for more information on this alternative, which we believe allows us to provide shareholders with the information they need while lowering the costs and reducing the environmental impact of delivering the proxy statement.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. Instructions have been provided for each of the alternative voting methods in the accompanying proxy statement. Please be sure to vote as soon as possible.

Sincerely,

Tamara L. Lundgren

President and Chief Executive Officer

SCHNITZER STEEL INDUSTRIES, INC.

3200 NW Yeon Ave., Portland, OR 97210

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JANUARY 19, 2011

The Annual Meeting of Shareholders of Schnitzer Steel Industries, Inc. (the “Company”) will be held at the Multnomah Athletic Club, 1849 SW Salmon Street, Portland, Oregon 97205, on Wednesday, January 19, 2011 at 8 A.M., local time, for the following purposes:

(1)	To elect three directors to serve until the 2014 Annual Meeting of Shareholders, and until their successors have been elected and qualified, as listed in the accompanying proxy statement; and

(2)	To transact such other business (which does not include nominations of directors) as may properly be brought before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on November 23, 2010 are entitled to notice of and to vote at the meeting or any adjournments thereof.

Please submit a proxy through the Internet, by voting by phone or, if this proxy statement was mailed to you, by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed reply envelope. If you are able to attend the meeting, you may, if you wish, revoke the proxy and vote personally on all matters brought before the meeting.

By Order of the Board of Directors,

Richard C. Josephson

Secretary

Portland, Oregon

December 8, 2010

SCHNITZER STEEL INDUSTRIES, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Schnitzer Steel Industries, Inc., an Oregon corporation (the “Company”), to be voted at the Annual Meeting of Shareholders to be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting. We intend to mail a printed copy of this proxy statement and a proxy card to certain of our shareholders of record entitled to vote at the Annual Meeting on or about December 8, 2010. All other shareholders will receive a Notice Regarding the Availability of Proxy Matters (the “Notice”), which will be mailed on or about December 8, 2010. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, not including a proxy card, you should follow the instructions for requesting such materials included in the Notice.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I being provided with these materials?

We are providing you with this proxy statement because the Board is soliciting your proxy to vote at the Annual Meeting of Shareholders to be held on January 19, 2011. You are invited to attend the Annual Meeting, and we request that you vote on the proposal described in this proxy statement. You do not need to attend the meeting to vote your shares. If you have received a printed copy of these materials by mail, you may simply complete, sign and return your proxy card or follow the instructions below to submit your proxy over the telephone or through the Internet. If you did not receive a printed copy of these materials by mail and are accessing them on the Internet, you may simply follow the instructions below to submit your proxy through the Internet.

What if I received a Notice Regarding the Availability of Proxy Materials?

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record we may now furnish proxy materials to our shareholders over the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, not including a proxy card, you should follow the instructions for requesting such materials included in the Notice.

What am I voting on?

The only matter scheduled for a vote is the election of the three nominated directors described in this proxy statement.

How does the Board recommend that I vote my shares?

The Board recommends that you vote FOR each of the nominees to the Board.

Who can vote at the Annual Meeting?

Only shareholders of record at the close of business on November 23, 2010 will be entitled to vote at the Annual Meeting.

Am I a shareholder of record?

If at the close of business on November 23, 2010 your shares were registered directly in your name with our transfer agent then you are a shareholder of record.

What if my shares are not registered directly in my name but are held in street name?

If at the close of business on November 23, 2010 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice or proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. If that organization is not given specific direction, shares held in the name of that organization may not be voted and will not be considered as present and entitled to vote with respect to the election of directors.

If I am a shareholder of record, how do I cast my vote?

If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. If you received a printed copy of these proxy materials by mail, you may vote by proxy using the enclosed proxy card, over the telephone, or on the Internet. If you received a Notice by mail, you may vote by proxy over the Internet.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

If I am a beneficial owner of Company shares, how do I cast my vote?

If you are a beneficial owner of shares held in street name and you would like to vote in person at the Annual Meeting, you must obtain a valid proxy from the record owner. To request the requisite proxy form, follow the instructions provided by your broker or contact your broker.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. If you received a printed copy of these proxy materials by mail, you should have also received a proxy card and voting instructions with these proxy materials from the organization that is the record owner of your shares rather than from us. To vote by proxy, you may complete and mail that proxy card or may vote by telephone or over the Internet as instructed by that organization in the proxy card. If you received a Notice by mail, you should have received the Notice from the organization that is the record owner of your shares rather than from us. To vote by proxy, you should follow the instructions included in the Notice to view the proxy statement and transmit your voting instructions.

What if I return a proxy card but do not make specific choices?

If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If you are a beneficial owner of shares held in street name and return a signed and dated proxy card without marking any voting selections, your shares may not be voted and will not be considered as present and entitled to vote with respect to the election of all three nominees for director. If any matter which is considered routine is properly presented at the meeting, your proxy (one of the individuals named on the proxy card) will vote your shares using his or her best judgment. Please note that brokers may no longer vote your shares with respect to the election of nominees for director in the absence of your specific instructions as to how to vote. Please return your proxy card so that your vote can be counted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of the following four ways:

•	If you received a printed copy of these proxy materials by mail, you may submit another properly completed proxy card with a later date.

•	You may vote again on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted).

•

You may send a written notice that you are revoking your proxy to the Company’s Secretary at Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047, Attention: Richard C. Josephson, Secretary, or hand-deliver it to the Secretary at or before the taking of the vote at the Annual Meeting.

•

You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy. Remember that if you are a beneficial owner of Company shares and wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that is the record owner of your shares (such as your broker).

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

The record date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting was November 23, 2010. At the close of business on November 23, 2010, a total of 27,474,751 shares of our common stock, par value $1.00 per share, were outstanding and entitled to vote at the Annual Meeting. The outstanding common stock consisted of 23,720,506 shares of Class A common stock (Class A) and 3,754,245 shares of Class B common stock (Class B). Each share of common stock (whether Class A or Class B) is entitled to one vote with respect to each matter to be voted on at the Annual Meeting. Class B shares previously were entitled to ten votes per share on matters voted on by shareholders, but in January 2010 the Class B shares ceased to represent 20% or more of the total outstanding Class A and Class B shares and, therefore, in accordance with our Articles of Incorporation ceased to have ten votes per share.

The following table sets forth certain information regarding the beneficial ownership of the common stock, as of August 31, 2010 (unless otherwise noted in the footnotes to the table), by (i) persons known to us to be the beneficial owner of more than 5% of the common stock, (ii) each of our current directors, (iii) each of our executive officers listed in the Summary Compensation Table (each a “named executive officer” and collectively the “named executive officers”), and (iv) all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all outstanding shares of common stock shown as beneficially owned by them. Except as noted below, the address of each shareholder in the table is Schnitzer Steel Industries, Inc., P.O. Box 10047,

Portland, Oregon 97296–0047. Each Class B share is convertible into one Class A share and there are no longer any meaningful distinctions between the rights of holders of Class A shares and Class B shares. Accordingly, the following table reports beneficial ownership of common stock in the aggregate and does not distinguish between Class A shares and Class B shares.

Name of Beneficial Owner or Number of Persons in Group	Common Stock Beneficially Owned
	Number		Percent
Royce & Associates LLC	4,110,973	(1)	15.0%
Schnitzer Steel Industries, Inc. Voting Trust	4,045,695	(2)	14.8%
Ameriprise Financial, Inc.	1,933,080	(3)	7.0%
Advisory Research, Inc.	1,799,819	(4)	6.6%
David J. Anderson	—	(5)
Robert S. Ball	24,000	(6)	*
John D. Carter	258,055	(7)	*
Jill Schnitzer Edelson	279,803	(8)	1.0%
William A. Furman	98,679	(9)	*
Wayland R. Hicks	2,000	(5)	*
Judith A. Johansen	—	(8)
William D. Larsson	—	(8)
Scott Lewis	89,441	(9)	*
Kenneth M. Novack	314,478	(10)	1.1%
Jean S. Reynolds	253,495	(11)	*
Ralph R. Shaw	21,000	(9)	*
Tamara L. Lundgren	75,889	(12)	*
Richard D. Peach	1,655		*
Donald W. Hamaker	22,638	(13)	*
Richard C. Josephson	22,837	(14)	*
Thomas D. Klauer, Jr.	13,875	(15)	*
All current directors and executive officers as a group (21 persons)	1,541,183	(16)	5.6%

*	Less than 1%

(1)	Beneficial ownership as of November 16, 2010 as reported by Royce & Associates, LLC, 745 Fifth Avenue, New York, NY 10151, as reported by the shareholder to the Company.

(2)	Pursuant to the terms of the Schnitzer Steel Industries, Inc. 2001 Restated Voting Trust and Buy-Sell Agreement dated March 26, 2001 (the “Schnitzer Trust Agreement”), the beneficial owners of over 80% of the outstanding shares of Class B common stock have made their shares subject to the terms of the Schnitzer Steel Industries, Inc. Voting Trust (the “Schnitzer Trust”). The Schnitzer Trust is divided into four separate groups, one for each branch of the Schnitzer family. Carol S. Lewis, Dori Schnitzer, Gary Schnitzer, and Rita S. Philip are the four trustees of the Schnitzer Trust, and each is also the separate trustee for his or her separate family group. Pursuant to the Schnitzer Trust Agreement, the trustees as a group have the power to vote the shares subject to the Schnitzer Trust. The Schnitzer Trust will terminate on March 26, 2011 unless terminated prior thereto by agreement of the holders of trust certificates representing two-thirds of the shares held in trust for each family group.

(3)	Beneficial ownership as of September 30, 2010 as reported by Ameriprise Financial, Inc., 430 Ameriprise Financial Center, Minneapolis, MN 55474-0000 in a Form 13F filed by the shareholder.

(4)	Beneficial ownership as of September 30, 2010 as reported by Advisory Research, Inc., 180 North Stetson, Suite 5500, Chicago, IL 60601 in a Form 13F filed by the shareholder.

(5)	Excludes 4,784 shares covered by deferred stock units (“DSUs”) or credited to an account under the Deferred Compensation Plan for Non-Employee Directors (the “Director DCP”).

(6)	Includes 9,000 shares subject to options that became exercisable prior to October 31, 2010. Excludes 16,388 shares covered by DSUs or credited to an account under the Director DCP.

(7)	Includes 114,020 shares subject to options that became exercisable prior to October 31, 2010.

(8)	Excludes 11,157 shares covered by DSUs or credited to an account under the Director DCP.

(9)	Includes 9,000 shares subject to options that became exercisable prior to October 31, 2010. Excludes 11,157 shares covered by DSUs or credited to an account under the Director DCP.

(10)	Includes 30,250 shares subject to options that became exercisable prior to October 31, 2010. Excludes 13,962 shares covered by DSUs or credited to an account under the Director DCP.

(11)	Includes 900 shares subject to options that became exercisable prior to October 31, 2010. Excludes 11,157 shares covered by DSUs or credited to an account under the Director DCP.

(12)	Includes 25,160 shares subject to options that became exercisable prior to October 31, 2010.

(13)	Includes 2,936 shares subject to options that became exercisable prior to October 31, 2010.

(14)	Includes 10,127 shares subject to options that became exercisable prior to October 31, 2010.

(15)	Includes 7,773 shares subject to options that became exercisable prior to October 31, 2010.

(16)	Includes 248,609 shares subject to options that became exercisable prior to October 31, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of our outstanding common stock to file with the Securities and Exchange Commission reports of changes in ownership of our common stock held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish us copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during fiscal 2010 all of our officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements, except that the following individuals filed the indicated number of late reports and total number of late transactions: Kevin P. Novack — one late report; and Robert W. Philip — two late reports with 50 late transactions.

CERTAIN TRANSACTIONS

Our Restated Articles of Incorporation and Bylaws obligate us to indemnify current or former directors and officers to the fullest extent not prohibited by law, and further obligate us to advance expenses incurred in defending any pending or threatened proceeding to any such person in advance of a final disposition of such matters, but only if the involved officer or director affirms a good faith belief of entitlement to indemnification and undertakes to repay such expenses if it is ultimately determined by a court that the person is not entitled to be indemnified. In connection with the continuing investigation of certain of our former employees related to the Company’s past practice of making improper payments to purchasing managers of customers in Asia, Robert W. Philip, the Company’s former Chairman, President and Chief Executive Officer, and Gary Schnitzer, Executive Vice President of the Company, have requested advancement of expenses and have provided the required undertaking. During fiscal 2010, we advanced a total of $529,654 to Mr. Philip for legal expenses in connection with the investigation. To date, we have advanced a total of $3,373,009 to Mr. Philip and $155,542 to Mr. Schnitzer for legal expenses incurred in connection with the investigation. We have been reimbursed by our D&O insurance carrier for approximately $3 million of the amounts advanced to current and former directors, officers and employees in connection with the investigation.

Thomas D. Klauer, Jr., President of our Auto Parts Business, is the sole shareholder of a corporation that is the 25% minority partner in a partnership in which we are the 75% partner and which operates four self-service stores in Northern California. Mr. Klauer’s 25% share of the profits of this partnership totaled $2,356,111 in fiscal 2010. We and a company owned by Mr. Klauer jointly own the real property at one of these stores, which is leased to the partnership. In fiscal 2010, Mr. Klauer’s share of the rent paid by the partnership was $242,192. The term of this lease expires in December 2015, and the partnership has the option to renew the lease, upon its expiration, for multiple five-year periods. Rent under the lease is adjusted annually based on the Consumer Price Index. Also in fiscal 2009, Mr. Klauer, through a company of which he is the sole shareholder, acquired ownership of a contiguous parcel of real property, a portion of which is leased to the partnership. The term of this lease expires in December 2015, and the partnership has the option to renew the lease, upon its expiration, for multiple five-year periods. Rent under the lease is adjusted annually based on the Consumer Price Index. The rent paid by the partnership to Mr. Klauer’s company in fiscal 2010 for this parcel was $229,892. In addition, during fiscal 2008, we loaned this partnership $4,652,973 to fund the exercise of an option to purchase another property occupied by the partnership from an unrelated third party. The loan incurred interest at 5% per annum, and the partnership was prohibited from making distributions to its partners (other than for taxes on the income of the partnership) until the loan was repaid. Interest payments of $7,308 and principal payments of $1,118,468 were paid on this loan in fiscal 2010, and the principal balance was paid in full prior to August 31, 2010.

William Furman, a director of the Company, is the Chairman and Chief Executive Officer of The Greenbrier Companies (with its subsidiaries, “Greenbrier”). During fiscal 2010, we engaged in a series of transactions with Greenbrier in which we sold goods to Greenbrier in the amount of $909,981 and purchased goods from Greenbrier in the amount of $335,462.

At August 31, 2010, members of the Schnitzer family owned shares of our Class B common stock through the Schnitzer Trust, representing 14.8% of our outstanding common stock. Gary Schnitzer and Gregory Schnitzer, members of the Schnitzer family, are employed by us. In fiscal 2010 these individuals received total compensation of $851,010 and $296,775, respectively.

Members of the Schnitzer family also own all of the outstanding stock of Schnitzer Investment Corp. (“SIC”), which is engaged in the real estate business and was a subsidiary of the Company prior to 1989. The Company and SIC are both potentially responsible parties with respect to Portland Harbor, which has been designated as a Superfund site since December 2000. We have incurred $6 million, net of insurance reimbursements, in legal and consultant fees related to the investigation of this site, which includes our Portland scrap operations. The Company and SIC have worked together in response to Portland Harbor matters, and we have paid all of the legal and consultant fees for the joint defense, in part due to our environmental indemnity obligation to SIC with respect to the Portland scrap operations property. As these costs have increased substantially in the last three years, in 2009 we agreed with SIC to an equitable cost sharing arrangement with respect to defense costs under which SIC will pay 50% of the legal and consultant costs, net of insurance recoveries. We recorded $3 million in reduced environmental expense in fiscal 2010 for SIC’s share of costs incurred through August 31, 2010. Amounts receivable from SIC under this agreement were $1 million at August 31, 2010.

The Audit Committee charter requires the Audit Committee to review any transaction or proposed transaction with a related person, or in which a related person has a direct or indirect interest, and determine whether to ratify or approve the transaction, with ratification or approval to occur only if the Audit Committee determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company. The Audit Committee has reviewed and approved or ratified each of the foregoing transactions.

ELECTION OF DIRECTORS

The Board of Directors currently consists of 13 members divided into three classes pursuant to our 2006 Restated Articles of Incorporation and Restated Bylaws. One class of directors is elected each year for a three-year term. The term of Class II directors expires at the 2011 annual meeting; the term of Class III directors expires at the 2012 annual meeting; and the term of Class I directors expires at the 2013 annual meeting. Generally, the terms of directors continue until their respective successors are duly elected and qualified.

The Board of Directors has approved a decrease in the number of directors from 13 to 11 effective immediately prior to the 2011 annual meeting. Action will be taken at the 2011 annual meeting to elect three Class II directors to serve until the 2014 annual meeting of shareholders. Two of the four current Class II directors, Jill Schnitzer Edelson and Ralph R. Shaw, have not been re-nominated for election as directors, and their terms as directors will end at the 2011 annual meeting. The nominees for election are Judith A. Johansen and Tamara L. Lundgren, the other two current Class II directors, and Wayland R. Hicks, a current Class III director who is proposed to be re-elected into Class II to make the number of directors in each class as nearly equal as possible. The Board has determined that Ms. Johansen and Mr. Hicks qualify as independent directors under our Corporate Governance Guidelines, SEC rules and NASDAQ requirements. If any nominee is unable to stand for election, the persons named in the proxy will vote the proxy for a substitute nominee. We are not aware of any nominee who is or will be unable to stand for reelection. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Proxies received from shareholders of record, unless directed otherwise, will be voted FOR the election of each of the three nominees. Abstentions and broker non-votes will have no effect on the results of the vote.

Set forth below is the name, age, position with the Company, present principal occupation or employment, five-year employment history and qualifications for service as a director of each of the nominees, as well as the Class I and Class III directors who are continuing to serve.

Name, Year First Became Director and Director Class	Business Experience and Qualifications	Age as of January 19, 2011
Class II Directors Nominees

Wayland R. Hicks 2009	Director of the Company since April 2009. Mr. Hicks served as Director and Vice Chairman of United Rentals, Inc., a construction equipment rental company, from 1998 until March 2009. At United Rentals, Inc., he also served as Chief Executive Officer from December 2003 until June 2007 and Chief Operating Officer from 1997 until December 2003. Mr. Hicks served as Chief Executive Officer and President of Indigo N.V., a manufacturer of commercial and industrial printers, from 1996 to 1997, and as Vice Chairman and Chief Executive Officer of Nextel Communications Corp. from 1994 to 1995. From 1967 to 1994, he held various executive positions with Xerox Corporation. Mr. Hicks is a director of Perdue Farms Incorporated and Gemesis Corporation. In addition to his experience as a CEO, Mr. Hicks provides expertise in operations, general manufacturing, international business, mergers and acquisitions, logistics, executive compensation, and strategic planning and analysis.	68

Name, Year First Became Director and Director Class	Business Experience and Qualifications	Age as of January 19, 2011

Judith A. Johansen 2006	Director of the Company since January 2006. Ms. Johansen is chairman of the Company’s Compensation Committee. Ms. Johansen is President of Marylhurst University in Lake Oswego, OR, a position she assumed in July 2008. Ms. Johansen was previously employed by PacifiCorp, an electric utility, as Executive Vice President of Regulation and External Affairs from December 2000 to December 2001 and was President and Chief Executive Officer from December 2001 through March 2006. She was an Executive Director of ScottishPower plc, a power and gas company and former parent of PacifiCorp, until March 2006. Ms. Johansen is a director of Cascade BanCorp, IDACORP and Idaho Power, and Kaiser Permanente Foundation Hospitals and Health Plan. In addition to her experience as a CEO, Ms. Johansen provides expertise in the commodities markets, procurement and logistics, human resources, executive compensation, government and community relations, strategic analysis, change management and environmental issues.	52

Tamara L. Lundgren 2008	President, Chief Executive Officer and a Director of the Company since December 2008. Ms. Lundgren joined the Company in September 2005 as Vice President and Chief Strategy Officer and became Executive Vice President, Strategy and Investments and President — Shared Services in April 2006. Ms. Lundgren had served as Executive Vice President and Chief Operating Officer of the Company since November 2006. Prior to joining the Company, Ms. Lundgren was a managing director in investment banking at JPMorgan Chase, which she joined in 2001. From 1996 until 2001, Ms. Lundgren was a managing director of Deutsche Bank AG in New York and London. Prior to joining Deutsche Bank, Ms. Lundgren was a partner at the law firm of Hogan & Hartson, LLP in Washington, D.C. Ms. Lundgren previously served as a director of Netbank, Inc. and FLIR Systems, Inc.	53

Name, Year First Became Director and Director Class	Business Experience and Qualifications	Age as of January 19, 2011
Class I Directors

David J. Anderson 2009	Director of the Company since April 2009. Mr. Anderson served as Executive Director and Co-Vice Chairman of Sauer-Danfoss Inc., a worldwide leader in the design, manufacture and sale of engineered hydraulic, electric and electronic systems and components, from July 2008 through January 2009. He was President and Chief Executive Officer of Sauer-Danfoss Inc. from July 2002 until January 2009 and a director of Sauer-Danfoss Inc. from July 2002 until July 2008. Mr. Anderson served as Executive Vice President — Strategic Business Development of Sauer-Danfoss Inc. from May 2000 until July 2002. From 1984 to May 2000, he held various senior management positions with Sauer-Danfoss Inc. and Sauer-Danfoss (US) Company. From 1970 to 1984, Mr. Anderson held various executive positions in business development, sales, marketing and applications engineering with manufacturing and distribution businesses in the fluid power industry. Mr. Anderson is a director of Modine Manufacturing Company and serves on its Audit and Governance / Nomination committees and is also a director of MTS Systems Corporation and serves on its Audit Committee. He has also served on the boards of the National Fluid Power Association and the National Fluid Power Association’s Technology and Education Foundation, chairing each in 2008 and 2009. In addition to his experience as a CEO, Mr. Anderson provides expertise in general manufacturing, international business, strategic planning, growth management, operational integration and operations.	63

William A. Furman 1993	Director of the Company since September 1993. Since 1981, he has been President, Chief Executive Officer and a director of The Greenbrier Companies, Inc., a publicly-held company engaged in manufacturing, marketing and leasing railcars and other equipment. In addition to his experience as a CEO, Mr. Furman provides expertise in general manufacturing, international business, mergers and acquisitions, logistics, executive compensation, and government and community relations.	66

William D. Larsson 2006	Director of the Company since March 2006. Mr. Larsson is Lead Director and chairman of the Company’s Audit Committee. From 2000 until 2009, Mr. Larsson was Senior Vice President and Chief Financial Officer of Precision Castparts Corp., a leading supplier of precision cast and forged industrial products. Mr. Larsson is a director of Clearwater Paper Corporation. In addition to his experience as a CFO, Mr. Larsson provides expertise in general manufacturing, international business, mergers and acquisitions, executive compensation, strategic analysis, and growth management and organizational integration.	65

Name, Year First Became Director and Director Class	Business Experience and Qualifications	Age as of January 19, 2011

Scott Lewis 1998	Director of the Company since April 1998. Mr. Lewis is the founder and principal of Brightworks, a leading provider of organizational sustainability consulting and green building advisory services. Mr. Lewis was elected as a nominee of the Schnitzer Trust.[1] Mr. Lewis provides expertise in sustainability, environmental planning and affairs, strategic analysis and planning, and government and community relations.	51
Class III Directors

Robert S. Ball 1993	Director of the Company since September 1993. Mr. Ball is chairman of the Company’s Nominating and Corporate Governance Committee. From 1982 to 2005, Mr. Ball was a partner in the Portland, Oregon law firm Ball Janik LLP. In July 2005, he became Senior Counsel to Ball Janik LLP. He is now retired from the practice of law. Mr. Ball provides expertise in mergers and acquisitions, human resources, government and community relations, and environmental matters.	69

John D. Carter 2005	Director of the Company since May 2005 and Chairman of the Board since December 2008. Mr. Carter was President and Chief Executive Officer of the Company from May 2005 to December 2008. From 2002 to May 2005, Mr. Carter was engaged in a consulting practice focused primarily on strategic planning in transportation and energy for national and international businesses, as well as owning other small business ventures. From 1982 to 2002, Mr. Carter served in a variety of senior management capacities at Bechtel Group, Inc., an engineering and construction company, including Executive Vice President and Director, as well as President of Bechtel Enterprises, Inc., a wholly-owned subsidiary, and other operating groups. He retired from Bechtel at the end of 2002. Prior to his Bechtel tenure, Mr. Carter was a partner in a San Francisco law firm. He is a director of Northwest Natural Gas Company, FLIR Systems, Inc., and Kuni Automotive. In addition to his service as the Company’s Chief Executive Officer, Mr. Carter brings extensive international business experience and provides expertise in strategic planning and analysis, mergers and acquisitions, operations, human resources, executive compensation, investor and media relations, environmental affairs, government and community relations, organizational growth and integration, and change management.	64

[1]	Until October 27, 2010, the Nominating and Corporate Governance Committee’s charter provided that for so long as the Schnitzer Trust held shares with a majority of the votes in the election of directors, the Committee would recommend for nomination as directors four qualified Schnitzer family representatives requested by the trustees of the Schnitzer Trust.

Name, Year First Became Director and Director Class	Business Experience and Qualifications	Age as of January 19, 2011

Kenneth M. Novack 1991	Director of the Company since 1991 and Chairman from May 2005 until December 2008. Mr. Novack is Special Advisor to Schnitzer Investment Corp (SIC). Mr. Novack was Chief Executive Officer of SIC from January 2002 until January 2006, Chairman of the Board of SIC from 2004 to 2006, and President of SIC from 1991 until 2002. Mr. Novack served as Chairman of the Board of Liberty Shipping Group from 1991 until 2006 and Chairman of the Board of Lasco Shipping Co. from 2000 to 2003. He is a director of Genesis Financial Solutions, Inc. and a director and Chairman of the board of Avinger, Inc., a developer and manufacturer of medical devices. Mr. Novack was elected as a nominee of the Schnitzer Trust.[1] In addition to his service as an executive officer and former Chairman of the Board of the Company, which provided him extensive experience in the scrap metal industry, Mr. Novack provides expertise in logistics, particularly shipping, international business, commodities, mergers and acquisitions, investor and media relations, strategic planning and analysis, and change management.	65

Jean S. Reynolds 1993	Director of the Company since September 1993. Ms. Reynolds was previously a marketing and efficiency consultant. Ms. Reynolds was elected as a nominee of the Schnitzer Trust.[1] She provides expertise in strategic analysis and community relations.	62

Jill Schnitzer Edelson, Scott Lewis, Kenneth M. Novack and Jean S. Reynolds are all members of the Schnitzer family and were all nominees of the Schnitzer Trust when last elected as directors. Ms. Edelson and Ms. Reynolds are first cousins; Mr. Lewis is the son of a first cousin of Ms. Edelson and Ms. Reynolds; and Mr. Novack is married to a first cousin of Ms. Edelson and Ms. Reynolds. Gary A. Schnitzer, Executive Vice President of the Company, is a brother-in-law of Mr. Novack and a first cousin of Ms. Edelson and Ms. Reynolds.

Corporate Governance

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee (the “N&CG Committee”), each of which has a written charter adopted by the Board of Directors, copies of which are posted on our website at www.schnitzersteel.com. The Board of Directors has also adopted Corporate Governance Guidelines which are posted on our website.

Director Independence.    The Board of Directors has determined that David J. Anderson, Robert S. Ball, William A. Furman, Wayland R. Hicks, Judith A. Johansen, William D. Larsson and Ralph R. Shaw are “independent directors” as defined by our Corporate Governance Guidelines, SEC rules and NASDAQ listing requirements and has not determined that any other current director qualifies as an independent director. Accordingly, a majority of the directors have been determined to be independent directors. The independent directors hold regularly scheduled meetings at which only independent directors are present.

The independent directors serve on the following committees:

— = Member C = Chair

Board Committees
Director	Audit	Compensation	Nominating & Corporate Governance
David J. Anderson			—
Robert S. Ball	—		C
William A. Furman		—	—
Wayland R. Hicks		—
Judith A. Johansen	—	C
William D. Larsson	C
Ralph R. Shaw	—	—	—

During fiscal 2010, the Board of Directors held six meetings, the Audit Committee held eight meetings, the Compensation Committee held eight meetings, and the N&CG Committee held five meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which he or she served. We encourage all directors to attend each annual meeting of shareholders, and all directors then in office attended the 2010 Annual Meeting.

Board Leadership.    The current Board leadership structure separates the role of Chairman and CEO, and these roles have been separate since May 2005. The Board and the N&CG Committee have determined that the current structure is appropriate at this time as it enables Ms. Lundgren to focus on the complexities and challenges of the role as our chief executive officer while enabling Mr. Carter to continue to provide leadership at the Board level and perform advisory and representational roles on public policy, environmental affairs and special projects. The Board periodically assesses its leadership structure in light of the Company’s needs and circumstances.

The Board also has a lead director, who is an independent director. Mr. Larsson has been lead director since the position was created in November 2008. The lead director’s responsibilities include facilitating effective communication between the Board and management; consulting with the Chairman and CEO; discussing annually with the Chairman and the CEO their performance, development and compensation; and presiding at meetings of the Board when the Chairman is not present, including executive sessions of the non-management and the independent Directors. The lead director generally attends all meetings of the Board’s committees.

Assessment of Director Qualifications.    The N&CG Committee uses a Board composition matrix to inventory the expertise, skills and experience of each director to ensure that the overall Board maintains a balance of knowledge and experience. The Committee carefully reviews all director candidates, including current directors, based on the current and anticipated composition of the Board, our current and anticipated strategy and operating requirements, and the long-term interest of shareholders. In conducting this review and assessment, the N&CG Committee strives to achieve diversity on the Board by considering education, experience, length of service on the Board and such other factors as it deems appropriate. The N&CG Committee and the Board define diversity broadly to include the background, professional experience, skills and viewpoints necessary to achieve a balance and mix of thought and perspectives. In addition, the N&CG Committee annually conducts a self-assessment of the Board, each Board committee and each director to evaluate, among other things, the Board’s diversity.

Functions of Board Committees.    The principal functions of the Audit Committee are to oversee our accounting and financial reporting processes and the audits of our financial statements; to appoint, approve the compensation of, and oversee the independent auditors; to review and approve all audit and non-audit services performed by the independent auditors; to discuss the results of the audit with the independent auditors; and to review management’s assessment of the Company’s internal controls over financial reporting. The Board of Directors has determined that each member of the Audit Committee meets all additional independence and financial literacy requirements for Audit Committee membership under NASDAQ rules, and has also determined that each of Messrs. Larsson and Shaw and Ms. Johansen is an “audit committee financial expert” as defined in regulations adopted by the SEC.

The Compensation Committee administers our 1993 Stock Incentive Plan (“SIP”) and other compensation programs and determines the compensation of our directors and executive officers. For a description of the Committee’s activities regarding executive compensation, refer to the “Compensation Discussion and Analysis.”

The N&CG Committee identifies, selects and recommends individuals qualified to become directors and develops and recommends corporate governance guidelines. The Committee will otherwise identify potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from Company management, and shareholder recommendations. The Committee also may, in its discretion, engage director search firms to identify candidates. Shareholders may recommend director candidates for consideration by the Committee by submitting a written recommendation to the Committee, c/o Richard C. Josephson, Secretary, Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047. The recommendation should include the candidate’s name, age, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in our proxy statement and to serve as a director, if elected. In assessing potential candidates, the Committee considers the composition of the Board as a whole and the character, background and professional experience of each potential candidate. In its evaluation of potential candidates, the Committee applies the criteria set forth in our Corporate Governance Guidelines and considers the following factors: qualification as an “independent director;” character, integrity and mature judgment; accomplishments and reputation in the business community; knowledge of our industry or other industries relevant to our business; specific skills, such as financial expertise, needed by the Board; inquisitive and objective perspective; commitment and ability to devote time and effort to Board responsibilities; and diversity of viewpoints and experience. In considering recommendations regarding the re-nomination of incumbent directors, the Committee also takes into account the performance of such persons as directors, including the number of meetings attended and the level and quality of participation, as well as the value of continuity and knowledge of the Company gained through Board service. The Committee meets to discuss and consider the qualifications of each potential new director candidate, whether recommended by shareholders or identified by other means, and determines by majority vote whether to recommend such candidate to the Board of Directors. The final decision to either elect a candidate to fill a vacancy between Annual Meetings or include a candidate on the slate of nominees proposed at an Annual Meeting is made by the Board of Directors. The Committee also annually conducts a Board and director self-evaluation and reviews and shares the results with the Board.

The Board’s Role in Risk Oversight.    We have a comprehensive enterprise risk management process in which management is responsible for managing the Company’s risks and the Board and its committees provide oversight of these efforts. We have a Chief Risk Officer who reports directly to the CEO, is responsible for the risk management program and reports regularly to the Board. Risks are identified, assessed and managed on an ongoing basis and communicated to management during standing management meetings or otherwise as appropriate. Existing and potential material risks are addressed during periodic executive management meetings, resulting in both Board and Board committee discussion and public disclosure, as appropriate.

The Board is responsible for overseeing management in the execution of its risk management responsibilities and for assessing the Company’s approach to risk management. The Board administers this risk oversight function either through the full Board or through one of its standing committees. The full Board reviews enterprise-wide strategic risks and certain other risk areas on a regular basis. An overall review of risk is inherent in the Board’s consideration of our long-term strategies and in the transactions and other matters presented to the Board for approval, including capital expenditures and material acquisitions. The Audit Committee oversees financial risks (including risks associated with accounting, financial reporting, disclosure and internal controls over financial reporting), our compliance programs and legal risks. The Compensation Committee considers risks related to the attraction and retention of management talent and the design of the Company’s compensation programs and arrangements. The N&CG Committee considers risks related to corporate governance practices and leadership succession.

Assessment of Compensation Risk.    Management and the Compensation Committee conducted an assessment of the risks associated with our compensation programs and determined that they do not create risks which are reasonably likely to have a material adverse impact on us. In conducting the evaluation the Committee, with the assistance of Pearl Meyer & Partners (“PM&P”), its compensation consultant, reviewed our executive compensation structure and noted numerous ways in which risk is effectively managed or mitigated, including: the balance of corporate and business unit weighting in incentive plans, the balanced mix between short-term and long-term incentives, caps on incentives, use of multiple performance measures, discretion on individual awards, a portfolio of long-term incentives, use of stock ownership guidelines and the existence of an anti-hedging policy. In addition, the Committee analyzed the overall enterprise risks and how compensation programs impacted individual behavior that could exacerbate these enterprise risks.

Additionally, we obtained advice from Towers Watson, the Company’s compensation consultant, in designing our incentive plans (executive and broad-based) to determine if any practices might encourage excessive risk taking on the part of senior executives. Several of the features of and practices related to our incentive plans (executive and broad-based) mitigate risk, including the use of multiple measures in our annual and long-term incentive plans, Committee discretion in payment of incentives in the executive plans, use of multiple types of long-term incentives, payment caps, significant stock ownership guidelines and our anti-hedging policy. In light of these analyses, the Committee believes that the architecture of our compensation programs (executive and broad-based) provide multiple, effective safeguards to protect against undue risk.

Anti-Hedging Policy.    Our stock trading policy, applicable to our directors and employees, prohibits engaging in any short sale of our stock, establishing or using a margin account with a broker-dealer for the purpose of buying or selling our stock or using it as collateral therefor, or buying or selling puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds or other instruments or derivatives designed to hedge the value of our stock.

Communication with Directors.    Shareholders desiring to communicate directly with the Board of Directors, or with any individual director, may do so in writing addressed to the intended recipient or recipients c/o Richard C. Josephson, Secretary, Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047. All such communications will be reviewed and forwarded to the designated recipient or recipients in a timely manner.

Director Compensation

The following table sets forth certain information concerning compensation paid to directors other than Ms. Lundgren during the fiscal year ended August 31, 2010.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
David J. Anderson	70,000	120,000	—	—	—	190,000
Robert S. Ball	75,000	120,000	—	—	—	195,000
John D. Carter	720,000	—	1,310,400	127,169	65,996	2,223,565
Jill Schnitzer Edelson	70,000	120,000	—	—	—	190,000
William A. Furman	70,000	120,000	—	—	—	190,000
Wayland R. Hicks	70,000	120,000	—	—	—	190,000
Judith A. Johansen	80,000	120,000	—	—	—	200,000
William D. Larsson	115,000	120,000	—	—	—	235,000
Scott Lewis	70,000	120,000	—	—	—	190,000
Kenneth M. Novack	70,000	120,000	—	—	—	190,000
Jean S. Reynolds	70,000	120,000	—	—	—	190,000
Ralph R. Shaw	70,000	120,000	—	—	—	190,000

(1)	Includes amounts deferred at the election of a director under the Deferred Compensation Plan for Non-Employee Directors. For Mr. Carter, represents base salary paid pursuant to Mr. Carter’s employment agreement as the Chairman of the Board (as described below).

(2)	Represents the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Classification (“ASC”) Topic 718, excluding the effect of estimated forfeitures. These amounts reflect the grant date fair value and may not correspond to the actual value that will be recognized by the directors. Stock awards consist of deferred stock units (“DSUs”) valued using the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the grant date. On January 27, 2010, the date of the Company’s 2010 Annual Meeting, each director then in office other than Mr. Carter and Ms. Lundgren was automatically granted DSUs for 2,803 shares. The grant date fair value of this DSU grant to each director was $120,000, or $42.81 per share, which was equal to the closing market price of the Company’s Class A common stock on the grant date. These grants vest on January 18, 2011 (the day before the 2011 annual meeting), subject to continued Board service. The DSUs become fully vested on the death or disability of a director or a change in control of the Company (as defined in the DSU award agreement). After the DSUs have become vested, directors will be credited with additional whole or fractional shares to reflect dividends that would have been paid on the stock subject to the DSUs. The Company plans to issue Class A common stock to a director pursuant to vested DSUs in a lump sum in January of the year following the year the director ceases to be a director of the Company, subject to the right of the director to elect an installment payment program under the Company’s Deferred Compensation Plan for Non-Employee Directors. At August 31, 2010 each non-employee director held unvested DSUs for 2,803 shares. At August 31, 2010, directors held outstanding options to purchase the following number of shares of Class A common stock: 9,000 each by Messrs. Ball, Furman, Lewis and Shaw, 900 by Ms. Reynolds, 30,250 by Mr. Novack and 114,020 by Mr. Carter.

(3)	Represents a bonus based on achievement of specified performance objectives in fiscal 2010 pursuant to Mr. Carter’s employment agreement as the Chairman of the Board (as described below).

(4)	Represents changes in the actuarial present value of accumulated benefits under the Company’s Pension Retirement Plan and the Company’s Supplemental Executive Retirement Bonus Plan.

(5)	Includes Company matching contributions of $9,800 to Mr. Carter’s account under the 401(k) Plan, $20,653 in premiums paid for medical plans, $5,543 in premiums paid for life, disability and other insurance and a $30,000 automobile allowance.

The annual fee for non-employee directors is $70,000 ($105,000 for Mr. Larsson as Lead Director). We do not pay fees for attendance at Board and committee meetings. The annual cash retainer for the Chairs of the Audit and Compensation Committees is $10,000 and for the Chair of the Nominating and Corporate Governance Committee is $5,000.

In 2004, directors began participating in the Company’s SIP, and in 2004 and 2005 non-employee directors received stock option grants. Since August 2006, non-employee directors have been awarded DSUs instead of stock options. One DSU gives the director the right to receive one share of Class A common stock at a future date. At each annual meeting of shareholders, each non-employee director receives DSUs for a number of shares equal to $120,000 divided by the closing market price of the Class A common stock on the grant date.

Non-employee directors may elect to defer all or part of their compensation under the Deferred Compensation Plan for Non-Employee Directors, which was adopted by the Board in 2006. Directors’ cash fees are credited to a cash account or a stock account, as selected by the director. Payments from the cash account are paid in cash, and payments from the stock account are paid in Class A common stock. The cash account is credited with quarterly interest equal to the average interest rate paid by us under our senior revolving credit agreement (or if there are no borrowings in a quarter, at the prime rate) plus two percent. The stock account is credited with additional whole or partial shares reflecting dividends that would have been paid on the shares. Deferred amounts are paid in a single payment or in equal annual installment payments for up to 15 years commencing in January following the date the director ceases to be a director. DSUs are credited to the directors’ stock accounts under the plan when the DSUs become vested, and the awards are administered under the plan. A director may elect to receive stock under a DSU in equal annual installment payments for up to 15 years commencing in January following the date the director ceases to be a director.

Mr. Carter served as the Company’s CEO until December 2008, when he was succeeded in that position by our current CEO, Ms. Lundgren. At that time, Mr. Carter entered into an employment agreement with the Company to serve as our Chairman of the Board. In his role as the Chairman of the Board, Mr. Carter provides leadership at the Board level and performs important advisory and representational roles on public policy, environmental affairs and special projects. Mr. Carter receives compensation as Chairman of the Board under an amended employment agreement which governs the terms and conditions of his employment as the Chairman through December 1, 2011. At any time during the term of his employment agreement, Mr. Carter may request a reduction in his duties and time commitment to the Company and, if the Board agrees to such request, Mr. Carter’s base salary will be proportionally reduced by a mutually agreed upon amount that appropriately reflects his reduced duties and time commitment. Mr. Carter’s employment agreement provides for (i) an annual base salary of $720,000, subject to annual review and increase, but not decrease, by the Committee and (ii) an annual cash bonus consisting of two parts: a bonus based on achievement of Company financial performance targets and a bonus based on achievement of management objectives which utilized the same metrics and targets as the annual performance bonus program for the CEO (see Annual Incentive Programs — Annual Performance Bonus Program for Ms. Lundgren), but with a maximum multiple of 3x for each component. The total target bonus under both components for each fiscal year is 100% of Mr. Carter’s base salary as of fiscal year end, with half of the total target bonus allocated to each part. The bonus earned by Mr. Carter based on fiscal 2010 performance is reported in the Non-Equity Incentive Plan Compensation column. Mr. Carter no longer participates in the Company’s Long Term Incentive Plan.

We have entered into indemnity agreements with each director pursuant to which we agree to indemnify such director in connection with any claims or proceedings involving the director by reason of serving as a director of the Company, as provided in the agreement.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis describes the material elements of the compensation awarded to, earned by, or paid to the officers identified in the Summary Compensation Table (who are considered to be our “named executive officers” during the last fiscal year), including the objectives of our compensation policies and programs and how performance metrics are selected and evaluated. This compensation discussion and analysis also describes the role of the Compensation Committee of the Board (the “Committee”), our compensation philosophy and our process for establishing executive compensation.

Compensation Philosophy

The objective of our executive compensation program is to ensure that we attract, retain and motivate qualified executive officers to perform in the best long-term interests of the Company and its shareholders. Our compensation programs are designed to drive our business strategy and create shareholder value by paying for performance consistent with an acceptable risk profile. More specifically, the underpinning of our compensation philosophy is to:

•	Promote creation of shareholder value;

•	Attract and retain qualified high performing executive officers;

•	Be competitive in the market for talent; and

•	Motivate high levels of performance.

Our compensation program emphasizes delivering compensation at a competitive market level which will allow us to reward superior performance with appropriately superior compensation, and allow executive officers who demonstrate consistent performance over a multi-year period to earn compensation above the executive’s annual target when we achieve above-targeted long-term performance and, conversely, to provide less than the annual target compensation when performance does not meet expectations. Our executive compensation program is designed to have sufficient flexibility to facilitate the achievement of the goals for each of our business units, but to do so within the overall objectives for performance of the Company as a whole. Individual executive compensation may be above or below the annual target level based on the individual’s performance, contribution to the organization, experience and expertise, unique skills and other relevant factors.

The Executive Compensation Process

Role of the Compensation Committee.    The Committee is responsible for:

•	Developing and making recommendations to the Board with respect to our compensation policies and programs;

•

Determining the levels of all compensation to be paid to our Chief Executive Officer and other executive officers (including annual base salary and incentive compensation, equity incentives and benefit plans); and

•	Granting stock options, performance shares, restricted stock units (“RSUs”), and other awards under and administering our 1993 Stock Incentive Plan (“SIP”).

The Committee cannot delegate this authority. The Committee regularly reports its activities to the Board.

The Committee is comprised of four directors, each of whom has been determined by the Board to be independent under our Corporate Governance Guidelines and applicable SEC and NASDAQ rules. Currently, the members of the Committee are Judith A. Johansen, Chair, William A. Furman, Wayland R. Hicks and Ralph R. Shaw. The Committee operates pursuant to a written charter (available on the Company’s website at http://www.schnitzersteel.com/documents/compensation_committee_charter_jan_10.pdf) which is reviewed by the Committee on an annual basis and approved by the Board. The Committee meets at least quarterly and more frequently as circumstances require.

Use of Compensation Consultants.    The Committee has authority to retain compensation consulting firms to assist it in the evaluation of executive officer and employee compensation and benefit programs. The Committee directly retained PM&P as its compensation consultant for fiscal 2010. In fiscal 2010, PM&P performed, among others, the following services for the Committee:

•	Attended Committee meetings in person or by telephone;

•	Reviewed peer group for executive compensation benchmarking;

•

Prepared materials and discussed executive compensation trends with the Committee, and reviewed materials supplied to the Committee by management and Towers Watson, the Company’s compensation consultant;

•	Reviewed our equity grant practices;

•

Reviewed, prepared an analysis of and discussed with Towers Watson the proposed base salary, and annual incentive and long-term incentive awards for the CEO and the proposed long-term incentive awards for the other named executive officers against the competitive market;

•	Reviewed management’s recommendations for fiscal 2009 annual incentive plan payouts and fiscal 2010 annual and long-term incentive programs and provided comments for the Committee’s consideration;

•	Reviewed and provided comments on the Compensation Discussion and Analysis in the proxy statement for the 2010 annual meeting of shareholders; and

•	Provided market information on pay levels, practices and plan design for selected executive positions.

PM&P did not perform any additional services for the Company in fiscal 2010.

We retain Towers Watson as the Company’s separate compensation consultant to advise management and provide input to the Committee. During fiscal 2010, Towers Watson assisted management with the following matters:

•	Provided information on competitive compensation levels for the CEO and her direct reports;

•

Reviewed our long-term incentive plan design and grant guidelines, evaluated our aggregate share use and economic dilution compared to market practice and reviewed proposed equity grants for eligible participants;

•	Created executive tally sheets for the October 2009 and April and July 2010 Committee meetings;

•	Prepared calculations with respect to change in control agreements for inclusion in the proxy statement for our 2010 annual meeting; and

•	Reviewed and provided input on our officer stock ownership policy.

The Committee’s and the Company’s consultants provide information and data to the Committee from their surveys, proprietary data bases and other sources, which the Committee utilizes along with information provided by management and obtained from other sources. In making its decisions, the Committee also draws on expertise and information from within the Company, including from the human resources, legal and finance groups. The Committee considers executive and director compensation matters at its quarterly meetings and at special meetings as needed based on our annual compensation schedule. In making its compensation decisions, the Committee reviews tally sheets that summarize all components of compensation and benefits payable to each named executive officer, including realized compensation and benefits and potential compensation and benefits that might be realized under various scenarios.

CEO’s Role in the Compensation-Setting Process.    The CEO, with the assistance of Towers Watson, makes recommendations to the Committee regarding compensation for the executive officers. The CEO participates in Committee meetings at the Committee’s request to provide background information regarding our strategic objectives and to evaluate the performance of and compensation recommendations for the other executive officers. The Committee utilizes the information provided by the CEO along with input from its compensation consultant and the knowledge and experience of the Committee members in making compensation decisions. The Chair of the Committee, with input from the Chairman, recommends the CEO’s compensation to the Committee in executive session, not attended by the CEO. For fiscal 2010 the Committee approved the recommendations of the Committee Chair for the CEO’s compensation based on the analysis of the Committee’s independent compensation consultant, following discussion of that recommendation among the Committee members.

Annual Evaluation.    The Committee annually evaluates the performance of the executive officers with the input of the CEO and, in executive session, evaluates the performance of the CEO and determines the annual incentive bonuses for all of the executive officers for the prior fiscal year, establishes their performance objectives for the current fiscal year, reviews and, if appropriate, adjusts their base salaries and annual incentive plan targets, and considers and approves Long Term Incentive Plan (“LTIP”) grants.

Performance Objectives.    The Committee established performance objectives for fiscal 2010 based, in part, on an active dialogue with the CEO and the Chairman regarding strategic objectives and performance targets. The Committee evaluates the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.

Competitive Market Overview.    While the Committee does not believe that it is appropriate to establish compensation levels based solely on benchmarking, it believes that information regarding pay practices at peer companies is useful in two respects. First, the Committee recognizes that our compensation practices must be competitive in the marketplace, and reviewing market pay practices provides a framework for assessing competitiveness. Second, marketplace information is one of the many factors that the Committee considers in assessing the reasonableness of compensation. Although the Committee considers compensation levels for executive officers of other companies, it does not mechanically apply the data but rather engages in a rigorous review and weighing of the competitive information with other Company and individual performance factors in making its compensation determinations.

Because we operate three distinct but related businesses, we have no direct market peers. Accordingly, determining market comparisons and establishing performance targets requires review of companies in the metals recycling, auto parts and steel manufacturing businesses, as well as broader industrial and financial markets from which we attract executive talent. In addition, we seek specialized and top caliber executive officers from the broad national and international business executive pools. Proxy data from relevant companies, as well as input from both the Company’s and the Committee’s compensation consultants, are utilized. The Committee considers competitive practices in its decision-making, but also places significant emphasis on our specific strategy, financial situation, and performance in the ultimate compensation decisions. The analysis does not focus solely on a specific peer group and includes companies from the broader national and international business sector. While total compensation is periodically compared to the competitive market, in setting compensation the Committee does not target a specific level (such as median) but rather reviews competitive information to determine the general level of reasonableness.

For fiscal 2010, the Committee reviewed data and analysis provided by both Towers Watson and PM&P. Towers Watson provided information from its 2009 general industry compensation database for companies with revenues between $1 billion and $4 billion and PM&P provided data on CEO compensation from the following companies (which was the same peer group utilized by PM&P in fiscal 2009): AK Steel Holding Corp., Allegheny Technologies Inc., Carpenter Technology Corp., Century Aluminum Co., Commercial Metals, LKQ Corp., Gerdau Ameristeel Corp., Nucor Corp., Olympic Steel, Inc., Reliance Steel & Aluminum Co., Sims Metal Management Ltd., Steel Dynamics Inc., and Worthington Industries. Because, as noted above, we have no direct market peers, companies were selected from among our direct competitors and other similar companies in each of our business segments in forming the peer group.

Elements of Compensation

Our compensation program consists of the following:

•	Base Salary

•	Annual Incentive Programs (variable)

•	Long Term Incentive Program (variable)

›	Stock Options

›	Restricted Stock Units

›	Performance Shares

•	Executive Benefits

›	Retirement Benefits

›	Change in Control Agreements

›	Indemnity Agreements

›	Other Benefits

Purpose of Each Component.    The portion of total compensation delivered in the form of base salary and benefits is intended to provide a competitive foundation and fixed rate of pay for the work being performed and associated level of responsibility commensurate with each executive’s position and role with and contributions to the Company. Base salary is used to establish target payouts under the annual incentive programs. A substantial portion of the compensation opportunity beyond base salary is at risk and must be earned based upon achievement of annual and long-term performance goals, which represent performance expectations of the Board and management. The annual incentive programs are designed to drive the achievement of annual goals such as operating goals, financial goals and individual performance goals and take into account operating unit (division) performance, Company performance and individual performance. In setting compensation, the Committee focuses on total compensation opportunity for the executive and not on a specific percentage of total compensation for any particular element. In making compensation decisions, the Committee reviews tally sheets prepared by the Company’s compensation consultant which calculate each executive officer’s total compensation opportunity.

The LTIP, which is established under the SIP and presently consists of stock options, RSUs and performance shares, is designed to focus executive officers on long-term shareholder value creation. Stock options and RSUs focus on and reward absolute share price appreciation over the long-term, while the performance shares focus on achieving long-term financial goals. The proportion of compensation designed to be delivered in base salary versus variable pay depends on the executive’s position and the opportunity for that position to influence outcomes, and the relative levels of compensation are based on differences in the levels and scope of responsibilities of the executive officers. Generally, the more senior the level of the executive the greater the amount of pay opportunity that is variable.

CEO Supplemental Equity Award.    Our compensation program in fiscal 2010 also included a supplemental award to Ms. Lundgren of RSUs for 25,000 shares granted in April 2010 which will vest based on continued employment through April 2012. The Committee approved this award on the recommendation of the Chairman primarily to recognize Ms. Lundgren’s outstanding leadership of the Company through the challenging economy and markets that had existed since her assumption of the CEO role in December 2008, noting particularly the seamless leadership transition, difficult decisions made and effectively communicated to our organization, growth and efficiency initiatives, and ongoing organizational improvements. The Committee also received information and advice from PM&P and Towers Watson regarding the size of the award and the common market practice of providing a significant equity award upon the promotion of an executive to the role of CEO, and since Ms. Lundgren had not received such an award at the time of her promotion, the supplemental award was also intended in part as recognition of her promotion to CEO as well as a means to increase her equity stake in the Company. See “Stock Awards” column in the “Summary Compensation Table.”

Hamaker Stock Bonus.    When Mr. Hamaker was hired in 2005, his employment letter provided for the grant of RSUs as a retention incentive, including RSUs for 13,333 shares subject to Company performance over the 24 month period ending May 31, 2009. Given the purpose of the award, the performance goals were intended to be achievable under reasonably normal circumstances. The worldwide financial crisis commencing in September 2008 had an extreme adverse effect on the Company’s performance and resulted in a 50% payout of these performance RSUs in July 2009. In October 2009, the Committee awarded Mr. Hamaker a fully vested stock bonus in an amount equal to the 6,666.5 shares that did not vest under his performance RSUs, based on Mr. Hamaker’s continued strong performance during the worldwide financial crisis and the Committee’s determination that shares intended as a hiring incentive in 2005 should not in fairness be forfeited as a result of the unprecedented financial crisis in fiscal 2009. See “Stock Awards” column in the “Summary Compensation Table.”

Details of Each Component of Compensation.

Base Salary.    Base salaries paid to executive officers are intended to attract and retain highly talented individuals. The Committee reviews executive officer salaries on an annual basis, and base salary revisions generally become effective in the spring of each year. Base salaries for executive officers are set on the basis of their individual performance and relevant business skills, as well as competitive information as to similar positions in other relevant companies, taking into consideration relative size, geographic location, scope of duties and sustained contributions to our success.

Because of the unprecedented global economic conditions experienced in fiscal 2009 and their effect on the Company’s performance, on management’s recommendation, and in light of other cost containment measures, including employee layoffs and benefit reductions, the Committee did not increase base salaries of any named executive officers as part of its customary annual review in the spring of 2009. In April 2010, we reinstated annual merit-based salary reviews. The Committee increased Ms. Lundgren’s base salary to $900,000, which was a 12.5% increase and placed her base salary at the overall level the Committee deemed appropriate in light of her performance and responsibilities as the CEO. In setting her salary, the Committee considered the recommendations of the Chairman and the Committee’s independent compensation consultant, information regarding the compensation levels in the companies in the PM&P peer group, market survey data from Towers Watson, her role and responsibilities as CEO and the Company’s performance during fiscal 2009 and throughout the economic downturn.

In September 2009, the Committee approved increases in Mr. Peach’s base salary from $460,000 to $525,000, which was a 14% increase, and in Mr. Klauer’s base salary from $374,000 to $440,000, which was an 18%

increase, to place them at the levels considered by the Committee to be appropriate for their positions, in each case effective October 1, 2009. In the April 2010 salary review, the Committee increased the base salaries of the named executive officers other than Ms. Lundgren by 3%, as follows: Donald W. Hamaker, $607,700; Richard D. Peach, $540,750; Richard C. Josephson, $498,520; and Thomas D. Klauer, $453,200. The 3.0% increases reflected the general level of merit increases throughout the Company and the named executive officers’ continued strong performance and were designed to maintain the base salaries at the levels deemed appropriate by the Committee.

Annual Incentive Programs.    The Committee approves annual performance-based compensation under Ms. Lundgren’s employment agreement and, for the other named executive officers, under the Annual Incentive Compensation Plan (“AICP”). A target bonus, expressed as a percentage of either base salary as of the end of the fiscal year or base salary and certain other regular compensation paid during the fiscal year, is established for each named executive officer. Ms. Lundgren’s fiscal 2010 target bonus percentage was established in her amended employment agreement effective December 1, 2008 (see Employment Agreements). For other executive officers, the Committee annually reviews the target bonus percentages and approves any adjustments, which generally take effect immediately and apply on a pro-rated basis to bonuses payable for the current fiscal year.

Annual Performance Bonus Program for Ms. Lundgren.    The employment agreement between the Company and Ms. Lundgren provides for an annual bonus program consisting of two parts: a bonus based on achievement of Company financial performance targets and a bonus based on achievement of management objectives. The total target bonus under both components for each fiscal year is 100% of her base salary as of the fiscal year end, with half of the total target bonus allocated to each part.

For the financial performance part of the bonus program in fiscal 2010, the Committee utilized two objective performance targets relating to the Company. Half of this part of the bonus was based on our “Adjusted EPS” for fiscal 2010, defined as our reported diluted earnings per share for fiscal 2010 before extraordinary items and the cumulative effects of changes in accounting principles, adjusted to eliminate the impact of four items — costs relating to government investigations into the Company’s past payment practices in Asia and the compliance consultant retained by the Company in connection with the settlement of those investigations (collectively, “Investigation Expenses”); charges in fiscal 2010 for the impairment of goodwill or other intangible assets relating to acquisitions made prior to fiscal 2010 (“Impairments”); expense or income relating to the derivative accounting treatment of the natural gas contract for our Steel Manufacturing Business (“SMB”) (“Derivative Accounting”); and any profits or losses of discontinued operations and any gains or losses from the disposition of a business or a material amount of assets (“Discontinued Ops”). The other half of this part of the bonus was driven by our growth strategy and based on the return on capital employed (“ROCE”) of our Metals Recycling and Auto Parts Businesses for fiscal 2010, consisting of the sum of the adjusted operating income (“AOI”) of our Metals Recycling Business (“MRB”) and the AOI of our Auto Parts Business (“APB”) for fiscal 2010 divided by the sum of the Average Capital Employed (“ACE”) of MRB and the ACE of APB for fiscal 2010. AOI for each business for fiscal 2010 was defined as the business’ segment operating income for fiscal 2010, adjusted to eliminate the impact of Investigation Expenses, Impairments and Discontinued Ops, and then reduced by our overall effective tax rate for fiscal 2010. ACE for each business for fiscal 2010 was generally defined as the average during the year of the business’ assets less its liabilities other than debt and excluding intercompany payables and receivables. Unlike the AICP, the Committee does not retain discretion to adjust Adjusted EPS or ROCE for any items other than Investigation Expenses, Impairments, Derivative Accounting and Discontinued Ops. As provided by her employment agreement, the maximum bonus under this part of the program was 7x target. The Adjusted EPS performance goals were $1.86 per share for a .5x payout, $2.28 per share for a 1x target payout, $2.81 per share for a 2x payout, $3.09 per share for a 3x payout, and $4.53 per share for a 7x payout. We consider ROCE performance goals to be confidential financial information, the disclosure of which would result in competitive harm to us because it would reveal information about our growth profile and the anticipated effects of acquisitions, none of which is otherwise made public. The Adjusted EPS and ROCE target goals were set based on our budget and outlook for fiscal 2010 at the time the targets were established and were set at levels that the Committee considered challenging but achievable based on conditions at the time, including the continuing impact of the unprecedented global financial and economic crisis, the divisional fiscal 2010 budgets, most recent forecasts and expected impacts of growth initiatives, capital projects and operational improvements undertaken in fiscal 2009 and planned for fiscal 2010, and the cyclical nature of our business with the expectation that the probability of achieving the threshold performance level was 90%, the target performance level was 60% and the stretch performance level was 30%. In fact, while the economic environment remained weak by historical standards, through cost containment, continuous improvement initiatives and the benefits of our ability to sell to either export or domestic markets, we were able to return to profitability in the second quarter of fiscal 2010 and sustain that performance for the remainder of the fiscal year. Our reported EPS from continuing operations for fiscal 2010 was $2.86 per share and Adjusted EPS was $2.72 per share after adjustments to eliminate favorable impacts in fiscal 2010 of Investigation Expenses and Derivative Accounting. Ms. Lundgren was paid a bonus under this part of the program in the amount of $954,000, representing an overall 2.12x payout, which was the average of the 1.78x payout resulting from achievement of the Adjusted EPS metric and the 2.46x payout resulting from achievement of the ROCE metric.

The second part of Ms. Lundgren’s annual bonus program is based on the achievement of management objectives established by the Committee each year. As provided by her employment agreement, the maximum bonus amount for this part of the program was 3x target. The Committee established three management objectives for fiscal 2010, with one-third of the target bonus for this part of the program based on each objective. As in prior years, improvements in our workplace safety was a management objective, reflecting our ongoing focus in this area. The remaining two objectives focused on improving margins and growing volumes.

The first management objective was based on OSHA safety metrics (average of reductions from fiscal 2009 in Total Incident Rate, Lost Time Rate and Recordable Injuries), with performance goals of a 5% reduction for a .5x payout, a 10% reduction for a 1x payout and a 20% reduction for a 3x payout. The average reduction for fiscal 2010, including a reduction to reflect the disposition of the GreenLeaf full service auto parts business in October 2009, was 1.6% which resulted in a 0.16x payout factor for this objective.

The second management objective was based on the improvement in our pre-tax operating margins (consolidated operating income adjusted to exclude Investigation Expenses, Derivative Accounting, Impairments and Discontinued Ops, divided by consolidated revenues) with performance goals of a 2.3% operating margin for a .5x payout, a 4.3% operating margin for a 1x payout and a 5.3% operating margin for a 3x payout. The actual adjusted operating margin of 5.2% for fiscal 2010 resulted in a 2.78x payout factor for this objective.

The third management objective focused on volume growth, measured by increases from fiscal 2009 levels in ferrous sales volumes of 2%, 4% and 8% for a ..5x payout, a 1x payment and 3x payout, respectively, in nonferrous sales volumes of 5%, 10% and 15% for a .5x payout, a 1x payout and a 3x payout, respectively, and in cars purchased of 5%, 10% and 20% for a .5x payout, a 1x payout and a 3x payout, respectively. Ferrous sales volumes were weighted 50% for this component, nonferrous sales volumes were weighted 25% for this component and cars purchased was weighted 25% for this component.

The actual increases of 1.0% for ferrous volume, 20.5% for nonferrous volume and 27.5% for cars purchased (excluding cars purchased in both years by the GreenLeaf full service auto parts business, which we sold in October 2009) resulted in a 1.63x payout factor for this objective.

The payout multiple for this part of the bonus program was 1.52x, which resulted in a bonus of $684,000 for Ms. Lundgren under this portion of the program, and a total bonus of $1,638,000, which was paid in November 2010. This amount is listed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

AICP for Other Executive Officers.    The AICP is a program established for our executive officers other than the CEO which recognizes overall Company performance, divisional performance relevant to the applicable executive officer and achievement by the executive officer of annual individual performance goals. In November 2009 the Committee established metrics and goals under the AICP for fiscal 2010 for our executive officers other than Ms. Lundgren. Target bonuses based on a percentage of actual base salary and certain other regular compensation paid during the fiscal year were established for each executive officer, with such target bonus percentages continued from the prior year at 80% for Mr. Hamaker and 50% for Mr. Josephson and Mr. Klauer. In September 2009, the Committee approved an increase in target bonus percentage for Mr. Peach from 50% to 75% effective October 1, 2009 to reflect the compensation level deemed appropriate by the Committee, resulting in a weighted average target bonus percentage of 72.95% for fiscal 2010. Differences in target bonus percentages among the named executive officers reflect their varying levels of responsibility, expertise, experiences, development within roles and positions within the industry.

For fiscal 2010, the Committee established a series of performance targets based on economic profit (net operating profit after taxes at an assumed 36% effective rate minus divisional capital charge, which varies based on the maturity of the division’s business) for each of our operating divisions (weighted at 50%), our EPS (weighted at 25%) and the achievement of individual goals (focused on management objectives, organizational initiatives or operational and financial improvements, among others) (weighted at 25%), corresponding to award payouts of .5x at threshold, 1x at target and 2x at stretch. Payouts below the threshold level and additional payouts above the stretch level were at the discretion of the Committee, taking into account the recommendation of management and guided by results using a linear calculation. The Committee also had discretion to adjust fiscal year earnings and economic profit to appropriately reflect non-recurring or extraordinary items. Awards under the AICP are paid in cash following the end of the fiscal year. A participant generally must be employed by the Company on the payment date to receive an award payout, although adjusted awards will be paid if employment terminates earlier on account of death, disability, retirement or involuntary termination without cause.

For fiscal 2010, the EPS performance goals were $1.86 per share for a .5x payout, $2.28 per share for a 1x target payout, and $2.81 per share for a 2x payout, corresponding to the Adjusted EPS goals for Ms. Lundgren, with the expectation that the same adjustments to EPS provided for in her bonus program would be applied under the AICP. For Mr. Hamaker, the economic profit performance measure was based on the performance of the Metals Recycling Business, for Mr. Klauer the economic profit performance measure was based on the performance of the Auto Parts Business, and for Messrs. Peach and Josephson, the economic profit performance measure was based on the weighted average of the economic profit payout multiples of the three operating divisions, with the weighting based on relative revenues. We consider economic profit performance measures to be confidential financial information, the disclosure of which would result in competitive harm to us, as it would reveal to our competitors information about our growth profile, the internal capital charge allocations, the effects of planned and anticipated acquisitions, and other divisional-specific data, none of which is otherwise made public. The levels of operating income assumed for each business segment in developing the .5x, 1x and 2x target levels for EPS as disclosed above were the same levels of operating income assumed in developing the economic profit goals for each business at the same levels, so the level of difficulty in achieving the respective economic profit goals for each business is generally consistent with the difficulty of achieving the EPS goals. In addition, the economic profit metrics were set at levels that the Committee considered challenging but achievable based on conditions at the time, including the continuing impact of the unprecedented global financial and economic crisis, the divisional fiscal 2010 budgets, most recent forecasts and expected impacts of growth initiatives, capital projects and operational improvements undertaken in fiscal 2009 and planned for fiscal 2010, and the cyclical nature of our business, with the expectation that the probability of achieving the threshold performance level was 90%, the target performance level was 60% and the stretch performance level was 30%.

Individual goals for Mr. Hamaker and Mr. Klauer were similar to the management objectives in Ms. Lundgren’s bonus program but based on results for their respective divisions. Each had four equally-weighted individual goals focused on safety improvement, operating margins, volumes and ROCE of his division. Goals for divisional improvements in OSHA safety metrics were the same as Ms. Lundgren’s Company-wide goals. Operating margin target goals were 7.0% for Mr. Hamaker for MRB and 16.0% for Mr. Klauer for APB. Mr. Hamaker’s volume improvement goals were the same ferrous and nonferrous volume improvement goals as in Ms. Lundgren’s bonus program, weighted equally. Mr. Klauer’s volume improvement goal was the same cars purchased goal as in Ms. Lundgren’s bonus program. We consider ROCE goals for each division to be confidential financial information, the disclosure of which would result in competitive harm to us because it would reveal information about the growth profile of our division, and the anticipated effect of acquisitions, none of which is otherwise made public. Individual goals for Mr. Peach and Mr. Josephson were subjective goals based on completion of individual projects focused on management objectives, organizational initiatives and operational improvements, the level of attainment of which was not objectively measurable.

The Company achieved EPS of $2.72 per share in fiscal 2010 after giving effect to adjustments approved by the Committee (which were the same adjustments applied in determining Adjusted EPS under Ms. Lundgren’s bonus program). This EPS level resulted in a 1.78x payout under the EPS portion of the AICP (weighted at 25%). Payout multiples under the economic profit portion of the fiscal 2010 AICP (weighted at 50%) were 1.10x for MRB, the maximum 2.00x for APB, and 0.52x for SMB, with the payout level for corporate-level executives based on the weighted average of those three multiples being 1.12x. In reviewing the individual goals performance, the Compensation Committee exercised discretion to recognize performance under individual metrics in excess of the 2x performance level and up to a 3x performance level determined by linear extension. Mr. Hamaker’s individual goals payout multiple was 0.96x, which was the average of his payout multiples of 0.47x for safety improvements, 0.84x for operating margin, 1.63x for volume improvements, and 0.90x for ROCE. Mr. Klauer’s individual goals payout multiple was 2.41x, which was the average of his payout multiples of 0.64x for safety improvements, 3.00x for operating margin, 3.00x for volume improvements, and 3.00x for ROCE. The Compensation Committee determined the extent to which each of Messrs. Peach and Josephson achieved his individual goals and approved payout multiples of 1.55x for Mr. Peach and 1.23x for Mr. Josephson under the individual goals portion of the AICP (weighted at 25%). Giving effect to the above performance, the aggregate AICP payout multiples were 1.24x for Mr. Hamaker, 1.39x for Mr. Peach, 1.31x for Mr. Josephson and 2.05x for Mr. Klauer. See the “Bonus” and “Non-Equity Incentive Plan Compensation” columns in the “Summary Compensation Table.”

Long Term Incentive Program.    All of the executive officers participate in the LTIP. Since 2005, our LTIP has consisted of two components: stock options or RSUs (time-vested awards) and performance shares. Annual LTIP award values are split equally between the two components, with the number of RSUs and the target number of performance shares calculated based on the closing market price of our common stock on the determination date, and the number of stock options calculated based on the Black-Scholes value of the options on the determination date. Our practice for the last five years has been to determine annual LTIP award levels in the fourth fiscal quarter of each year and make the awards under the option or RSU component at that time, with the awards under the performance share component delayed until the first quarter of the next fiscal year after performance goals for the ensuing three-year performance cycle have been determined. LTIP awards are made pursuant to our Policy on Employee Equity Awards, which was adopted by the Board in April 2007 and sets forth the process for granting equity awards. LTIP awards to executive officers are generally made based on grant guidelines expressed as a percentage of salary. Grant guidelines for executive officers other than the CEO are developed each year based on a review of (a) prior year grant guidelines, (b) market-based LTIP grant levels, as assessed by both the Committee’s and management’s consultants, and (c) CEO recommendations, taking into account performance and internal pay equity considerations, including the relative scope of the business responsibilities of each officer, the markets in which their division operates, and their individual performance. Grant guidelines for the CEO are developed each year by the Committee based on a review of prior year grant guidelines, market-based LTIP grant levels and an exercise of its discretion, taking into account executive performance. The aggregate grants are also reviewed by the Committee’s consultant in terms of impact on annual dilution to shareholders.

The LTIP award level approved in the fourth quarter of fiscal 2010 for Ms. Lundgren was 300% of base salary, which was the same percentage of salary as in fiscal 2009. The grant levels for the other named executive officers as a percentage of base salary were 82% for Mr. Hamaker, 100% for Mr. Peach, 62% for Mr. Josephson and 99% for Mr. Klauer, which placed the officers at the levels deemed by the Committee to be appropriate and reflect their respective performance, expertise, experience, development within roles and responsibilities. In designing the long-term incentive program the Committee sought to make awards within a broad range on either side of the market median to individualize the award to the level of responsibility and performance of the recipient.

Stock Options and RSUs.    Until fiscal 2006, the stock option program was our principal long-term incentive plan for executive officers. The objectives of stock options and RSUs are to align executive and shareholder long-term interests by creating a strong and direct link between executive compensation and shareholder return and to create incentives for executive officers to remain with the Company for the long term. Awarded options have an exercise price equal to the market price of our common stock on the grant date, vest over five years, and typically have a term of 10 years. Awarded RSUs generally vest over five years. For the 2008, 2009 and 2010 LTIP awards, we granted RSUs instead of stock options to executive officers and other key employees to increase the equity ownership of senior management and provide a time-based retention incentive that the Committee believes is preferred by officers and better meets its compensation and retention objectives. The awards were made pursuant to our standard form of restricted stock unit award agreement. See “All Other Stock Awards: Number of Shares of Stock or Units” in the “Grants of Plan — Based Awards in Fiscal 2010” table.

Performance Shares.    Beginning in fiscal 2006, we broadened our equity compensation program to include performance-based long-term incentive awards payable in our common stock. These performance share awards are designed to focus executive officers on the achievement of long-term objective performance goals established by the Committee and vest only to the extent those performance goals are met. Since fiscal 2006, the Committee has made annual awards of performance shares covering future three-year performance periods.

For the awards granted in fiscal 2010, the Committee established performance targets based on our annual EPS for the fiscal years 2010-2012 (weighted at 50%) and the annual ROCE percentage for the same three fiscal years (weighted at 50%), corresponding to payout multiples of .5x at threshold, 1x at target and 2x at maximum of the weighted portions of the target awards. For executive officers in the MRB and APB divisions, ROCE is based on the combined ROCE of those two divisions; for executive officers in the SMB division, on the ROCE for that division; and for corporate-level executive officers, on the weighted average ROCE payout multiple for the three operating divisions. The Committee established the specific EPS and ROCE performance targets based on a variety of factors, including our budget for fiscal 2010, market outlook and historical performance. The awards provide that EPS and ROCE for each fiscal year will be adjusted to eliminate the impacts of Investigation Expenses, Impairments, Derivative Accounting, and Discontinued Ops incurred in the year. The EPS performance goals under these awards for fiscal 2010 were $1.86 per share at the .5x payout level, $2.28 per share at the 1x target payout level, and $2.81 per share at the 2x payout level, which were the same EPS goals established for fiscal 2010 under our annual incentive plans. We consider the EPS targets for each of the remaining two years of the performance period and the divisional ROCE percentage targets for all years of the performance periods to be confidential financial information, the disclosure of which would result in competitive harm to us because they would reveal information about the growth profiles of us and each of our divisions, the effects of anticipated capital expenditures and corporate acquisitions, and other divisional-specific data, none of which is otherwise made public. Disclosure of this information would also impair the Company’s ability to make acquisitions because it would place us at a competitive disadvantage by providing competitors sensitive information about our pricing and expansion strategy. These metrics were set at levels that the Committee considered challenging but achievable based on conditions at the time and our historical performance, with the expectation that the probability of achieving the threshold performance level was 90%, the target level was 60% and the maximum level was 30%. The Committee established the EPS and ROCE goals based on our growth strategy, expected returns on capital expenditures and other uses of capital, and budgeted and forecasted performance at the time the goals were set. A participant generally must be employed by us on the October 31 following the end of the performance period to receive an award payout, although adjusted awards, prorated based on the period of employment during the performance period, will be paid if employment terminates earlier on account of death, disability, retirement, termination without cause after the first year of the performance period, or a sale of the Company. Awards will be paid in Class A common stock as soon as practicable after the

October 31 following the end of the performance period. See the “Stock Awards” column in the “Summary Compensation Table” and “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the “Grants of Plan-Based Awards in Fiscal 2010” table.

The three-year performance period for the performance share awards made in fiscal 2008 ended on August 31, 2010. These awards used average EPS growth and average Company ROCE as metrics, in each case adjusted to eliminate the impacts of Investigation Expenses. The average EPS growth goals were 6% for a .5x payout, 8% for a 1x target payout, and 10% for a 2x payout, with the fiscal 2007 base for purposes of calculating EPS growth in fiscal 2008 set at $4.49 (rather than actual fiscal 2007 EPS of $4.32) reflecting the elimination of certain large nonrecurring items. The average ROCE performance goals were 10% for a .5x payout, 12% for a 1x target payout, and 14% for a 2x payout. Our average EPS growth for fiscal years 2008, 2009 and 2010 was 101%, resulting in a 2x payout under the EPS metric, and our average ROCE for fiscal years 2008, 2009 and 2010 was 9.5%, which was slightly below the payout threshold and therefore resulted in no payout under the ROCE metric. Averaging the EPS and ROCE payouts resulted in a combined performance share payout for this performance period of 1x of target.

Participants were required to remain in our employ until October 31, 2010 to receive their performance share payouts. Each named executive officer was employed by us on October 31, 2010, and the number of shares issued to each named executive officer under these awards is shown in the “Outstanding Equity Awards at Fiscal 2010 Year-End” table.

Executive Benefits.    Our executive benefits are intended, along with base salary, to provide a competitive fixed pay foundation for the work being performed by the executive. Named executive officers are eligible to participate in benefit plans available to non-executive employees and to receive additional benefits as described below as part of the compensation package we believe is necessary to attract and retain the desired level of executive talent.

Retirement Plans.    We maintain 401(k) plans and a Pension Retirement Plan (the “Pension Plan”) for our employees, including named executive officers. The Pension Plan was “frozen” as of June 30, 2006, and no additional benefits will be accrued for participants after that date. As part of our cost containment measures, matching contributions to the 401(k) plan were suspended in the second quarter of fiscal 2009. In March 2010, the Board approved reinstatement of matching contributions effective April 1, 2010.

We also maintain a Supplemental Executive Retirement Bonus Plan (“SERBP”) for certain executive officers, including Ms. Lundgren. See “Pension Benefits at Fiscal 2009 Year End” for descriptions of the Pension Plan and the SERBP and information regarding benefits payable to the named executive officers under the Pension Retirement Plan and the SERBP.

Change in Control Agreements.    To ensure that we offer competitive compensation to our executive officers, and to attract and retain top executive talent, we offer severance benefits under change in control agreements as part of our executive compensation packages. The purpose of these agreements is to ensure that we will have the continued attention and dedication of our senior executives during a potential change of control. The Committee believes these agreements are in the best interest of shareholders by providing certainty as to what executives would receive in a change of control, enabling them to remain focused on the business during a period of uncertainty. In October 2008, the Committee approved an amended change in control agreement with Ms. Lundgren. In April 2008, the Committee approved change in control severance agreements for the other named executive officers. The specific terms of the change in control agreements and the potential benefits payable under the agreements are discussed under “Compensation of Executive Officers — Potential Payments Upon Termination or Change in Control” below. At the times the agreements currently in effect were approved the Committee received advice from PM&P, and the Company received advice from Towers Watson, that the terms were competitive and consistent with market practices.

Indemnity Agreements.    We have entered into indemnity agreements with each named executive officer pursuant to which we agree to indemnify such officer in connection with claims or proceedings involving the officer (by reason of serving as a director or officer of the Company or its subsidiaries), as provided in the agreement.

Other Benefits.    Executive officers receive a monthly automobile allowance and use of a Company-provided credit card for fuel purchases. Both amounts are taxable to the executive as compensation income. Certain executive officers (including each named executive officer) also participate in a supplemental executive medical benefits plan which provides full coverage of certain medical and dental expenses (including deductibles and co-payments) not covered by our basic medical and dental plans.

Employment Agreements

We entered into an employment agreement with Ms. Lundgren in connection with her initial employment. In October 2008, we entered into an amended and restated employment agreement with Ms. Lundgren, which became effective on December 1, 2008 in connection with her becoming President and CEO, and which superseded the prior agreement.

Ms. Lundgren’s employment agreement governs the terms and conditions of her employment as CEO through December 1, 2011, provided that commencing on December 1, 2009, and on each December 31 thereafter, the employment agreement automatically extends for an additional one-year period unless we or Ms. Lundgren elects not to extend the term. Ms. Lundgren’s employment agreement provides for (i) an annual base salary of $800,000, subject to annual review and increase, but not decrease, by the Committee (see the discussion under “Base Salary”), (ii) a one-time signing bonus of $900,000 to defray costs associated with Ms. Lundgren arranging housing in Portland and associated expenses, subject to repayment for termination by Ms. Lundgren without good reason, provided that any such repayment is subject to reduction for each of the initial 36 months during which she remains employed by us, and (iii) an annual cash bonus as described under “Annual Performance Bonus Program for Ms. Lundgren.”

In the event that Ms. Lundgren’s employment is terminated by us without cause, including our decision not to extend the term of the employment agreement, or by Ms. Lundgren for good reason and not under circumstances that would give rise to severance payments to Ms. Lundgren under her change in control agreement, Ms. Lundgren would be entitled to receive severance and other benefits as described under “Potential Payments Upon Termination or Change in Control.” These benefits were negotiated as part of her original employment agreement in 2005 and were continued under her amended employment agreement.

Officer Stock Ownership Policy

To promote the long term alignment of the interests of our officers and its shareholders, we adopted the Officer Stock Ownership Policy in July 2008. The policy required each of our officers to accumulate ownership of Class A common stock by the later of October 31, 2010 or the fifth anniversary of the officer’s initial employment with a value equal to the following multiples of base salary: CEO: 5x; Executive Vice Presidents: 3x; Senior Vice Presidents: 2x; and Vice Presidents: 1x. To reduce the impact of stock price fluctuations on the officers’ ongoing obligation to achieve and maintain compliance with this policy, shares purchased in the open market are valued at cost, shares acquired under RSUs or LTIP performance share awards are valued at the market price on vesting, and shares acquired under stock options are valued at the market price at the time of exercise of the option, and these values remain constant. Until compliance with the policy is achieved, officers were required to retain at least 50% of the shares (net of shares withheld to cover taxes or sold to cover the option exercise price and taxes) received under RSUs, stock options and performance share awards. Ms. Lundgren and Messrs. Hamaker, Josephson and Klauer were required to achieve compliance with the policy by October 31, 2010, and Mr. Peach was required to achieve compliance by March 2012, because he joined the Company at a later date.

As a result of the impact of the global financial crisis on the U.S. stock market and the price of the Company’s Class A common stock, virtually all of our officers, including all of the NEOs except Mr. Hamaker, would not have achieved compliance with the policy by the specified date. Because of these circumstances, in October 2010 we revised the policy to eliminate the compliance dates while continuing to provide that until officers achieve compliance they must retain a minimum of 50% of the shares (net of shares withheld to cover taxes or sold to cover the option exercise price and taxes) received under RSUs, stock options and performance share awards. The policy was also revised to require officers who have achieved compliance to thereafter maintain at least the minimum ownership level and retain 50% of the net shares which vest each year for at least three years.

Tax Deductibility of Executive Compensation

Section 162(m) of the “Code” generally limits to $1,000,000 per person the amount that we may deduct for compensation paid in any year to any of the named executive officers (other than the CFO, whose pay is excluded pursuant to Internal Revenue Service Notice 2007-49). The policy of the Committee is to structure executive compensation to maximize the deductibility of compensation where feasible consistent with our overall compensation objectives. The Committee has structured some of our compensation programs to qualify as performance-based compensation not subject to the $1,000,000 cap on deductibility. Other compensation programs may not qualify as performance-based compensation under Section 162(m) because they involve individual or non-objective performance measures or the Committee retains discretion in applying the performance criteria. Our LTIP performance share awards are intended to qualify as performance-based compensation not subject to the $1,000,000 cap on deductibility. Under IRS regulations, the $1,000,000 cap on deductibility will not apply to compensation received through the exercise of a nonqualified stock option that meets certain requirements, and it was our policy when granting options to meet the requirements of Section 162(m) so that the option exercise compensation is deductible by us. To address deductibility of bonus compensation under Section 162(m), the Board adopted, and in 2010 the shareholders re-approved and amended, the Executive Annual Bonus Plan pursuant to which bonus compensation may qualify as performance-based compensation not subject to the $1,000,000 cap on deductibility. The annual incentive compensation bonus for fiscal 2010 paid to Ms. Lundgren, the AICP bonuses paid to the other named executive officers, and the salaries and compensation on vesting of RSUs did not qualify as performance- based compensation under Section 162(m), with the result that a portion of the compensation paid to Ms. Lundgren and Mr. Hamaker for fiscal 2010 will not be deductible by us. Section 162(m) did not limit deductibility of compensation paid to any other named executive officer for fiscal 2010.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has:

•	Reviewed and discussed the above section titled “Compensation Discussion and Analysis” with management; and

•	Based on the review and discussion above, recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

COMPENSATION COMMITTEE

Judith A. Johansen, Chair

William A. Furman

Wayland R. Hicks

Ralph R. Shaw

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain information concerning compensation of the named executive officers during the fiscal years ended August 31, 2008, 2009 and 2010.

Name and Principal Position	Year	Salary ($)(7)	Bonus ($)(1)(2)(7)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Tamara L. Lundgren	2010	830,769	300,000	3,842,136	1,638,000	90,820	35,118	6,736,843
President and Chief Executive Officer	2009	775,769	225,000	1,550,702	1,200,000	31,335	41,811	3,824,617
	2008	688,793	639,000	2,072,980	4,361,000	2,748	53,482	7,818,003

Richard D. Peach	2010	519,846	146,951	479,792	381,124	—	39,531	1,567,244
Senior Vice President and Chief Financial Officer	2009	460,000	234,500	274,545	—	—	39,868	1,008,913
	2008	391,769	80,862	268,130	458,218	—	44,469	1,243,448

Donald W. Hamaker	2010	595,446	—	834,965	589,492	2,664	46,900	2,069,467
Senior Vice President and President, Metals Recycling Business	2009	590,000	420,800	368,190	63,918	2,249	54,758	1,499,915
	2008	563,846	202,985	629,236	1,214,164	3,664	71,497	2,685,392

Richard C. Josephson	2010	488,468	75,102	320,593	245,455	1,311	46,107	1,177,036
Senior Vice President, General Counsel and Secretary	2009	484,000	211,300	219,696	15,198	1,262	55,149	986,605

Thomas D. Klauer	2010	436,446	—	378,506	447,356	—	39,325	1,301,633
Senior Vice President and President, Auto Parts Business

(1)	The total bonuses earned by each named executive officer under the Company’s AICP or annual bonus program under applicable employment agreements generally are equal to the sum of the amounts reported in the Bonus and Non-Equity Incentive Plan Compensation columns. See “Compensation Discussion and Analysis — Annual Incentive Programs.”

(2)	Represents discretionary bonuses paid to the named executive officers, including amounts based on subjectively evaluated management objectives and individual performance measures. See “Compensation Discussion and Analysis — Annual Incentive Programs.” Also includes $300,000 for Ms. Lundgren in fiscal 2010 representing the portion of the $900,000 sign on bonus received under her amended employment agreement that vested in 2010.

(3)	Represents the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. These amounts reflect the grant date fair value and may not correspond to the actual value that will be recognized by the named executive officers. Stock awards consist of restricted stock units (“RSUs”) and LTIP performance shares, in each case valued using the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the grant date. For LTIP performance shares, the grant date fair value is calculated based on the target number of shares which, as of the grant date, was the estimated number of shares to be issued. If the maximum number of shares issuable under LTIP performance share awards had been used in this calculation in lieu of the target number of shares, the amounts in the table for fiscal 2010 would have been $4,937,023 for Ms. Lundgren, $689,623 for Mr. Peach, $1,104,095 for Mr. Hamaker, $486,197 for Mr. Josephson and $532,052 for Mr. Klauer.

(4)	Non-Equity Incentive Plan Compensation in fiscal 2010 consists of amounts paid under the AICP or annual bonus program under applicable employment agreements based on the achievement of objective Company or business unit performance criteria. See “Compensation Discussion and Analysis — Annual Incentive Programs.”

(5)	Represents changes in the actuarial present value of accumulated benefits under the Pension Retirement Plan and the SERBP.

(6)	Includes for fiscal 2010 Company contributions of $9,800 to the account of each named executive officer under the 401(k) Plan (consisting solely of matching contributions, as annual contributions and transition contributions relating to the frozen Pension Plan were suspended for fiscal 2010). Includes for fiscal 2010 premiums paid for medical plans in the following amounts: Ms. Lundgren, $8,711; Mr. Peach, $14,366; Mr. Hamaker, $23,072; Mr. Josephson, $20,653; and Mr. Klauer, $12,291. Includes for fiscal 2010 premiums paid for life, disability and other insurance in the following amounts: Ms. Lundgren, $6,404; Mr. Peach, $4,398; Mr. Hamaker, $4,428; Mr. Josephson, $5,454; and Mr. Klauer, $4,034. Includes for fiscal 2010 automobile allowance and fuel purchase fringe benefits in the following amounts: Ms. Lundgren, $10,203; Mr. Peach, $10,967; Mr. Hamaker, $9,600; Mr. Josephson, $10,200; and Mr. Klauer, $13,200.

(7)	The proportion of salary and bonus (which does not include the Non-Equity Incentive Plan Compensation portion of the bonus) as a percentage of total compensation in fiscal 2010 was 17% for Ms. Lundgren, 43% for Mr. Peach, 29% for Mr. Hamaker, 48% for Mr. Josephson, and 34% for Mr. Klauer.

Grants of Plan-Based Awards in Fiscal 2010

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Tamara L. Lundgren	4/27/2010	4/27/2010							25,000	1,397,250
	7/27/2010	7/27/2010							28,439	1,349,999
	11/20/2009	11/20/2009				11,623	23,246	46,492		1,094,887
			—	900,000	4,500,000
Richard D. Peach	7/27/2010	7/27/2010							5,687	269,962
	11/20/2009	11/20/2009				2,228	4,455	8,910		209,831
			142,210	284,421	568,841
Donald W. Hamaker	10/27/2009	10/27/2009							6,667	315,859
	7/27/2010	7/27/2010							5,266	249,977
	11/20/2009	11/20/2009				2,857	5,714	11,428		269,129
			238,178	476,357	952,714
Richard C. Josephson	7/27/2010	7/27/2010							3,265	154,990
	11/20/2009	11/20/2009				1,758	3,516	7,032		165,604
			91,588	183,176	366,351
Thomas D. Klauer	7/27/2010	7/27/2010							4,739	224,960
	11/20/2009	11/20/2009				1,630	3,260	6,520		153,546
			109,112	218,223	436,446

(1)	All amounts reported in these columns represent the portion of the potential bonuses payable for performance in fiscal 2010 under the Company’s AICP or annual bonus program under applicable employment agreements. Only the portion of the bonus based on performance against financial or other objective measures is considered an incentive plan award reportable in this table. The Committee annually approves target bonus levels as a percentage of either base salary as of the end of the fiscal year (for Ms. Lundgren) or base salary and other compensation actually paid during the fiscal year (for other officers). The total target bonus percentages for the named executive officers were as follows: Ms. Lundgren, 100%; Mr. Peach, 72.95%; Mr. Hamaker, 80%; Mr. Josephson, 50%; and Mr. Klauer, 50%. The percentage of total target bonus based on performance against financial or other objective measures, and therefore reflected in the above table, was 100% for Ms. Lundgren, Mr. Hamaker and Mr. Klauer and 75% for Mr. Peach and Mr. Josephson. For Messrs. Peach, Hamaker, Josephson and Klauer, the Committee retained discretion to pay bonuses below the stated threshold and above the stated maximum amounts. See “Compensation Discussion and Analysis — Annual Incentive Programs.” Actual bonus amounts paid for fiscal 2010 are included in the “Summary Compensation Table.”

(2)	Amounts reported in these columns represent LTIP performance shares granted in fiscal 2010, and are based on performance during fiscal years 2010-2012. See “Compensation Discussion and Analysis — Long Term Incentive Program.”

(3)	Represents RSUs granted under the Company’s SIP. RSUs generally vest ratably over five years, subject to continued employment. The RSUs granted to Ms. Lundgren on April 27, 2010 will vest fully on the second anniversary of the grant date, subject to continued employment. Vesting may be accelerated in certain circumstances, as described under “Potential Payments Upon Termination or Change in Control.” Shares granted to Mr. Hamaker on October 27, 2009 vested immediately upon grant.

(4)	Represents the aggregate grant date fair value of RSUs and LTIP performance share awards computed in accordance with accounting for share-based compensation. The grant date fair value of the RSUs is equal to the value of the underlying restricted shares based on the closing market price of the Company’s Class A common stock on the grant date. The grant date fair value of the LTIP performance share awards is based on the target number of shares issuable under the award multiplied by the closing market price of the Company’s Class A common stock on the grant date.

Outstanding Equity Awards at Fiscal 2010 Year End

The following table sets forth certain information concerning outstanding equity awards for each named executive officer as of August 31, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)(1)	Number of Securities Underlying Unexercised Options - Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Tamara L. Lundgren	10,000	—	30.19	10/19/2015	—		—	—		—
	10,276	—	34.46	11/29/2015	—		—	—		—
	4,884	—	30.71	1/11/2016	—		—	—		—
	—	—	—	—	5,260	(4)	232,702	—		—
	—	—	—	—	6,318	(5)	279,508	—		—
	—	—	—	—	7,302	(6)	323,040	—		—
	—	—	—	—	1,194	(6)	52,823	—		—
	—	—	—	—	18,597	(7)	822,731	—		—
	—	—	—	—	25,000	(8)	1,106,000	—		—
	—	—	—	—	28,439	(9)	1,258,141	—		—
	—	—	—	—	15,795	(10)	698,771	—		—
	—	—	—	—	—		—	27,422	(11)	1,213,149
	—	—	—	—	13,793	(12)	610,186	30,995	(13)	1,371,204

Richard D. Peach	—	—	—	—	584	(5)	25,836	—		—
	—	—	—	—	1,200	(6)	53,088	—		—
	—	—	—	—	3,564	(7)	157,671	—		—
	—	—	—	—	5,687	(9)	251,593	—		—
	—	—	—	—	1,460	(10)	64,590	—		—
	—	—	—	—	—		—	3,998	(11)	176,872
	—	—	—	—	2,643	(12)	116,940	5,940	(13)	262,786

Donald W. Hamaker	2,936	—	34.46	11/29/2015	—		—	—		—
	—	—	—	—	1,572	(4)	69,545	—		—
	—	—	—	—	2,142	(5)	94,762	—		—
	—	—	—	—	1,971	(6)	87,197	—		—
	—	—	—	—	4,572	(7)	202,265	—		—
	—	—	—	—	5,266	(9)	232,968	—		—
	—	—	—	—	5,356	(10)	236,949	—		—
	—	—	—	—	—		—	6,568	(11)	290,568
	—	—	—	—	3,609	(12)	159,677	7,619	(13)	337,050

Richard C. Josephson	10,127	—	30.71	1/11/2016	—		—	—		—
	—	—	—	—	907	(4)	40,126	—		—
	—	—	—	—	1,168	(5)	51,672	—		—
	—	—	—	—	1,029	(6)	45,523	—		—
	—	—	—	—	2,813	(7)	124,447	—		—
	—	—	—	—	3,265	(9)	144,444	—		—
	—	—	—	—	2,921	(10)	129,225	—		—
	—	—	—	—	—		—	3,426	(11)	151,566
	—	—	—	—	2,086	(12)	92,292	4,688	(13)	207,397

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)(1)	Number of Securities Underlying Unexercised Options - Unexercisable (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Thomas D. Klauer	2,936	—		34.46	11/29/2015	—		—	—		—
	4,837	1,209	(3)	34.73	7/25/2016	—		—	—		—
	—	—		—	—	778	(5)	34,419	—		—
	—	—		—	—	1,029	(6)	45,523	—		—
	—	—		—	—	2,608	(7)	115,378	—		—
	—	—		—	—	4,739	(9)	209,653	—		—
	—	—		—	—	1,947	(10)	86,135	—		—
	—	—		—	—	—		—	3,426	(11)	151,566
	—	—		—	—	2,059	(12)	91,100	4,347	(13)	192,297

(1)	Options to purchase Class A common stock generally become exercisable for 20% of the shares on June 1 following the grant date and on June 1 of each of the next four years thereafter, becoming fully exercisable on the fifth June 1 following the grant date, subject to continued employment and accelerated vesting under certain conditions. RSUs generally become vested on the same schedule.

(2)	Market values of all shares are based on the closing price of the Class A common stock on the last trading day of fiscal 2010.

(3)	This option will be fully vested on June 1, 2011.

(4)	This RSU will be fully vested on June 1, 2011.

(5)	This RSU vests as to 50% of the shares on June 1 each year in 2011 and 2012.

(6)	This RSU vests as to 33.3% of the shares on June 1 each year in 2011, 2012 and 2013.

(7)	This RSU vests as to 25% of the shares on June 1 each year in 2011, 2012, 2013 and 2014.

(8)	This RSU vests as to 100% of the shares on April 27, 2012.

(9)	This RSU vests as to 20% of the shares on June 1 each year in 2011, 2012, 2013, 2014 and 2015.

(10)	Reflects LTIP shares that were subject to performance over the performance period of fiscal 2008-2010. The number of shares issuable was based on performance during this period, and vesting of these shares was also subject to continued employment until October 31, 2010.

(11)	Reflects LTIP performance share awards that were granted in fiscal 2009 and will vest subject to and based on performance over the performance period of fiscal 2009-2011. Share amounts are based on the number of shares that would be issued at the maximum level of performance.

(12)	One-third of the target shares subject to LTIP performance share awards granted in fiscal 2010 were subject to performance during fiscal 2010, with another one-third of the target shares subject to performance in each of fiscal 2011 and fiscal 2012. The amount in the table for each named executive officer is the number of shares that are issuable under these awards based on performance during fiscal 2010, with vesting of these shares subject to continued employment until October 31, 2012.

(13)	Reflects the portion of the LTIP performance share awards that were granted in fiscal 2010 that will vest subject to and based on performance during fiscal 2011 and fiscal 2012. Share amounts are based on the number of shares that would be issued at the maximum level of performance.

Compensation Plan Information

The following table provides information as of August 31, 2010 regarding equity compensation plans approved and not approved by the Company’s shareholders.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)	(b) Weighted average exercise price of outstanding options, warrants and rights(3)	(c) Number of securities remaining available for future issuance (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders(1)	1,166,669	$28.51	6,773,134
Equity compensation plans not approved by shareholders	—	—	—

Total	1,166,669	$28.51	6,773,134

(1)	Consists entirely of shares of Class A common stock authorized for issuance under the Company’s SIP.

(2)	Consists of 338,474 shares subject to outstanding options, 311,484 shares subject to outstanding RSUs, 118,019 shares subject to outstanding DSUs or credited to stock accounts under the Deferred Compensation Plan for Non-Employee Directors, and 398,692 shares representing the maximum number of shares that could be issued under outstanding LTIP performance share awards.

(3)	Represents the weighted average exercise price for options included in column (a).

Option Exercises and Stock Vested in Fiscal 2010

The following table sets forth certain information concerning stock option exercises and vesting of stock for each named executive officer during the fiscal year ended August 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Tamara L. Lundgren	—	—	38,963	1,731,818
Richard D. Peach	—	—	1,583	73,135
Donald W. Hamaker	6,244	134,029	18,002	819,132
Richard C. Josephson	—	—	6,512	289,085
Thomas D. Klauer	—	—	4,034	178,524

Pension Benefits at Fiscal 2010 Year End

The following table sets forth certain information concerning accrued pension benefits for each named executive officer as of August 31, 2010.

Name	Age	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Tamara L. Lundgren	53	Pension Retirement Plan	5	27,128	—
		Suppl. Exec. Retirement Bonus Plan	5	118,550	—
Richard D. Peach	47	Pension Retirement Plan	—	—	—
Donald W. Hamaker	58	Pension Retirement Plan	5	39,514	—
Richard C. Josephson	62	Pension Retirement Plan	5	21,982	—
Thomas D. Klauer	56	Pension Retirement Plan	—	—	—

(1)	The Pension Retirement Plan Present Value of Accumulated Benefit in the above table represents the actuarial present value as of August 31, 2010 of each named executive officer’s frozen pension benefit. Benefit accruals under that plan ceased when the plan was frozen on June 30, 2006, but years of service are still relevant for purposes of satisfying the five-year vesting requirement. The SERBP Present Value of Accumulated Benefit in the table above represents the actuarial present value as of August 31, 2010 of Ms. Lundgren’s pension benefit calculated based on years of credited service and five highest consecutive calendar years of compensation as of that date. Actuarial present values were calculated using a discount rate of 4.87% with respect to the Pension Retirement Plan and 4.59% with respect to the SERBP, and the mortality table set forth in IRS Revenue Ruling 2007-67 for both plans, the same assumptions used in the pension benefit calculations reflected in the Company’s audited balance sheet for the year ended August 31, 2010. See “Compensation Discussion and Analysis — Elements of Compensation — Executive Benefits — Retirement Plans.”

Defined Benefit Retirement Plans

Pension Retirement Plan.    The Company’s Pension Plan is a defined benefit plan qualified under Section 401(a) of the Code. Persons who were non-union employees of the Company prior to May 15, 2006 are eligible to participate in the Pension Plan. Benefit accruals ceased on June 30, 2006. Generally, pension benefits become fully vested after five years of service and are paid in monthly installments beginning when the employee retires at age 65. Benefits accrued each year after August 31, 1986 and prior to June 30, 2006 in an amount equal to 2% of qualifying compensation earned in the applicable year. Qualifying compensation for executive officers included base salary subject to a legal limit for the year. Retirement benefits are payable at any time after termination of employment, subject to actuarial reduction for early start of payment before age 65. A participant may choose payment from various actuarial equivalent life annuity options or a lump sum. Death benefits are payable to a beneficiary in a lump sum; a surviving spouse may elect payment as a life annuity.

Supplemental Executive Retirement Bonus Plan.    The SERBP was adopted to provide a competitive level of retirement income for key executive officers selected by the Board. The SERBP establishes an annual target benefit for each participant based on continuous years of service. The target benefit is an annual amount paid for the life of the employee, which is the lesser of (i) the product of 2.6% and the average of the participant’s five consecutive calendar years of highest compensation (“Final Average Compensation”) multiplied by years of continuous service, but in no event more than 65% of Final Average Compensation, or (ii) the product of $260,017 (subject to annual adjustment) multiplied by a fraction, the numerator of which is the employee’s continuous years of service and the denominator of which is the greater of the number of continuous years of service or 25. Compensation includes all cash compensation from an employer that participates in the SERBP, including salary and adjusted bonus, without taking into account voluntary reductions. Adjusted bonus means the lesser of (i) the bonus amount paid or (ii) 25% of salary during the period for which the bonus was earned. The target benefit is reduced by 100% of primary social security benefits and the Company-paid portion of all benefits payable under the Company’s qualified retirement plans to determine the actual benefit payable under the SERBP. The actual benefit will be paid as a straight life annuity or in other actuarially equivalent forms chosen by the participant. Benefits are payable under the plan only to participants who terminate employment with five years of continuous service. Ms. Lundgren is the only named executive officer who participates in the SERBP.

Potential Payments Upon Termination or Change in Control.

Potential Payments Upon a Change in Control

The Company has entered into a change in control agreement with Ms. Lundgren which provides certain benefits if her employment is terminated by the Company without “cause” or by her for “good reason” during a six-month period preceding a “change in control” of the Company or within 24 months after a “change in control” of the Company. In this agreement, “change in control” is generally defined to include:

•	the acquisition by any person of 20 percent or more of the Company’s outstanding Class A common stock,

•	the nomination (and subsequent election) of a majority of the Company’s directors by persons other than the incumbent directors, or

•	the consummation of a sale of all or substantially all of the Company’s assets or an acquisition of the Company through a merger or share exchange.

“Cause” generally includes willful and continued failure to substantially perform assigned duties or willfully engaging in illegal conduct injurious to the Company, and “good reason” generally includes a change in position or responsibilities that does not represent a promotion, a decrease in compensation or a base office relocation.

The Company has also entered into change in control agreements with the other named executive officers which provide certain benefits if the officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 18 months after a “change in control” of the Company. These agreements contain definitions of “change in control,” “cause” and “good reason” which are substantially identical to those contained in the change in control agreement for Ms. Lundgren.

The Company granted LTIP performance shares to the named executive officers in fiscal 2008, 2009 and 2010 pursuant to which shares of Class A common stock will be issued based on the Company’s performance during the applicable three-year performance periods relating to the awards. The award agreements relating to the LTIP performance shares provide for an accelerated payout of the performance shares upon a “Company sale,” which generally means a sale of the Company by means of a merger, share exchange or sale of substantially all of the assets of the Company. In addition, award agreements relating to all outstanding RSUs provide for accelerated vesting on a change in control of the Company (which has the same meaning as under the change in control agreements). An accelerated payout of LTIP performance shares and accelerated vesting of RSUs would occur even if the named executive officer’s employment was not terminated in connection with the Company sale or change in control.

The following table sets forth the estimated change in control benefits that would have been payable to each named executive officer if a change in control (including a Company sale) had occurred on August 31, 2010 and, except as noted, each officer’s employment had been terminated on that date either by the Company without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit ($)(1)	Insurance Continuation ($)(2)	Stock Option Acceleration and Extension ($)(3)	Restricted Stock Unit Acceleration ($)(4)	LTIP Performance Share Acceleration ($)(5)	Tax Gross-up Payment ($)(6)	Total ($)
Tamara L. Lundgren	7,668,000	43,371	—	4,074,946	3,135,903	3,957,736	18,879,956
Richard D. Peach	1,461,952	32,667	—	488,188	503,845	—	2,486,652
Donald W. Hamaker	2,093,311	46,527	42,866	686,738	861,266	—	3,730,708
Richard C. Josephson	1,366,213	40,375	130,436	406,212	481,883	—	2,425,119
Thomas D. Klauer	1,265,666	26,203	149,527	404,973	435,220	—	2,281,589

(1)	Cash Severance Benefit. The change in control agreements provide for cash severance equal to a multiple (three for Ms. Lundgren, and one and one-half for Messrs. Peach, Hamaker, Josephson and Klauer) times the sum of (a) the officer’s base salary plus (b) the greater of (1) the average of the officer’s last three annual bonuses, except that for Ms. Lundgren the amount taken into account for any such bonus shall not exceed three times the target bonus for such year, or (2) the most recently established target bonus. The change in control agreements also provide for a payment of all or a portion of the annual bonus for the year in which termination occurs. The table above does not include a bonus payment for fiscal 2010 because bonus payments for fiscal 2010 are included in the Summary Compensation Table and no additional amount would have been paid in fiscal 2010 if the officer had terminated employment as of August 31, 2010.

(2)	Insurance Continuation. If cash severance benefits are triggered, the change in control agreements also provide for continuation of Company paid life, accident and medical insurance benefits for up to 36 months following termination of employment for Ms. Lundgren and up to 18 months for Messrs. Peach, Hamaker, Josephson and Klauer, except to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 36 or 18 months, as applicable, of life, accident and medical insurance benefit payments at the rates paid by the Company for each of these officers as of August 31, 2010.

(3)	Stock Option Acceleration and Extension. All outstanding unexercisable options for all named executive officers will immediately become exercisable on a change in control of the Company, whether or not the officer’s employment is terminated in connection with the change in control. If cash severance benefits are triggered, all options held by Messrs. Hamaker, Josephson and Klauer will remain outstanding for their full term. Information regarding outstanding options held by the named executive officers is set forth in the “Outstanding Equity Awards” table. The amounts in the table above represent the sum of (a) the spread between $44.24 (the closing market price of the Company’s Class A common stock on August 31, 2010, the last trading day of fiscal 2010) and the exercise price for each outstanding unexercisable option held by the applicable officer on August 31, 2010, and (b) the increase in value of outstanding options resulting from the extension of the post-termination exercise period from 90 days to the full remaining term, with the option values for 90-day and full remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting for share-based compensation.

(4)	RSU Acceleration. All RSUs for all named executive officers will immediately vest on a change in control of the Company, whether or not the officer’s employment is terminated in connection with the change in control. Information regarding unvested RSUs held by the named executive officers is set forth in the Outstanding Equity Awards table. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $44.24 per share, which was the closing price of the Company’s Class A common stock on August 31, 2010 the last trading day of fiscal 2010.

(5)	LTIP Performance Share Acceleration. Under the terms of the LTIP performance share award agreements, upon a Company sale a named executive officer would receive a payout in an amount equal to the greater of (a) 100% of the target share amount or (b) the payout calculated as if the performance period had ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of the Company sale, taking into account provisions in the award agreements for calculating performance for a shorter performance period and a partial year. The accelerated payout would occur whether or not the officer’s employment was terminated in connection with the Company sale. The amounts in the table above represent the value of outstanding LTIP performance share awards that would vest and be paid out pursuant to the terms of the award agreements on a Company sale based on a stock price of $44.24 per share, which was the closing price of the Company’s Class A common stock on August 31, 2010, the last trading day of fiscal 2010.

(6)

Tax Gross-up Payment.    If any payments to a named executive officer in connection with a change in control are subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Code, the Company is required under the change in control agreements to make a tax gross-up payment to the officer sufficient so that officer will receive benefits as if no excise tax were payable. However, for the named executive officers other than Ms. Lundgren there is a cut back provision that provides that if the “parachute value” is less than 110% of Safe Harbor amount (as such terms are defined in the change of control agreement), no additional payment is required and the amounts payable to the named executive officer will be reduced to 2.99 times such employee’s “base amount.”

Potential Payments Upon Involuntary Termination of Employment without Cause

The following table sets forth the estimated benefits that would have been payable to the named executive officers under currently effective agreements if each officer’s employment had been terminated on August 31, 2010, either by the Company without “cause” or, with respect to certain benefits, by the officer for “good reason” in circumstances not involving a change in control.

Name	Cash Benefit Severance ($)(1)	Insurance Continuation ($)(2)	Restricted Stock Unit Acceleration ($)(3)	LTIP Performance Share Acceleration ($)(4)	Total ($)
Tamara L. Lundgren	5,400,000	28,914	4,074,946	1,368,571	10,872,431
Richard D. Peach	—	—	—	179,059	179,059
Donald W. Hamaker	—	—	—	395,742	395,742
Richard C. Josephson	—	—	—	219,217	219,217
Thomas D. Klauer	—	—	—	174,835	174,835

(1)	Cash Severance Benefit. Ms. Lundgren has entered into an employment agreement providing for, among other things, cash severance benefits if her employment is terminated by the Company without “cause” or by her for “good reason” and not in connection with a change in control. “Cause” and “good reason” generally have the same meaning as under the change in control agreements described above. The cash severance payment for Ms. Lundgren is equal to three times the sum of base salary plus target bonus as in effect at the time plus a pro rata portion of the incentive bonus that she would have received if she had remained employed for the fiscal year in which the termination occurs (based on the portion of the year worked). The table above does not include a pro rata portion of the target bonus for fiscal 2010 because bonus payments for fiscal 2010 are included in the Summary Compensation Table and no pro rata amounts would have been paid if Ms. Lundgren had terminated employment as of August 31, 2010. These amounts are payable within 30 days after termination. Under the AICP, if a named executive officer (other than Ms. Lundgren) were involuntarily terminated by the Company without cause (as determined by the Committee), the named executive officer would receive, at the time that bonuses under the program were determined and paid for other participants, a bonus based on the officer’s earnings for the portion of the year the participant was employed. For this purpose the officer would be deemed to have satisfied the officer’s individual goals. The table above does not include a bonus payment for fiscal 2010 because bonus payments for fiscal 2010 are included in the Summary Compensation Table and no additional amount would have been paid if the officer had terminated employment as of August 31, 2010.

(2)	Insurance Continuation. Ms. Lundgren’s employment agreement provides for continuation for up to 24 months of Company paid life, accident and health insurance benefits for Ms. Lundgren and Ms. Lundgren’s spouse and dependents, and the amount in the table represents 24 months of such insurance benefit payments at the rates paid by us for Ms. Lundgren as of August 31, 2010.

(3)	RSU Acceleration. If cash severance benefits are triggered, the employment agreement for Ms. Lundgren also provides that all RSUs will immediately vest. Information regarding unvested restricted stock units held by Ms. Lundgren is set forth in the Outstanding Equity Awards table. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $44.24 per share, which was the closing price of the Company’s Class A common stock on August 31, 2010, the last trading day of fiscal 2010.

(4)	LTIP Performance Shares Acceleration. Under the terms of the LTIP performance share awards granted in fiscal 2008, 2009 and 2010, if a named executive officer’s employment is terminated by the Company without cause after the end of the twelfth month of the applicable performance period and prior to the vesting date, the named executive officer would be entitled to receive a prorated award to be paid following completion of the performance period, taking into account the number of performance shares that would otherwise have been issued based on the actual performance during the entire performance period and the portion of the performance period the officer had worked. The officer is required to provide a release of claims in connection with such payout. For this purpose, “cause” generally means (a) the conviction of the officer of a felony involving theft or moral turpitude or relating to the business of the Company, (b) the officer’s continued failure to perform assigned duties, (c) fraud or dishonesty by the officer in connection with employment with the Company, (d) any incident materially compromising the officer’s reputation or ability to represent the Company with the public, (e) any willful misconduct that substantially impairs the Company’s business or reputation, or (f) any other willful misconduct by the officer that is clearly inconsistent with the officer’s position or responsibilities The amounts in the table above for grants made in fiscal 2008 are based on payouts for actual performance during the fiscal 2008 — 2010 performance period and assume that the payout level for the performance periods applicable to the grants in fiscal 2009 and 2010 is 100% (actual amounts may be more or less), and the value of outstanding performance shares is based on a stock price of $44.24 per share, which was the closing price of the Company’s Class A common stock on August 31, 2010, the last trading day of fiscal 2010.

Potential Payments Upon Retirement, Disability or Death

The following table sets forth the estimated benefits that would have been payable to the named executive officers if each officer’s employment had been terminated on August 31, 2010 by reason of retirement, disability or death, excluding amounts payable under the Company’s 401(k) Plan, Pension Plan and SERBP.

Name	Stock Option Acceleration and Extension ($)(1)	Restricted Stock Unit Acceleration ($)(2)	LTIP Performance- Share Acceleration ($)(3)	Total ($)
Tamara L. Lundgren	82,154	4,074,946	1,621,153	5,778,253
Richard D. Peach	—	488,188	227,465	715,653
Donald W. Hamaker	11,157	686,738	466,982	1,164,877
Richard C. Josephson	30,077	406,212	257,420	693,709
Thomas D. Klauer	45,992	404,973	215,479	666,444

(1)	Stock Option Acceleration and Extension. The terms of outstanding options provide that on retirement (defined as normal retirement after reaching age 65, early retirement after reaching age 55 and completing 10 years of service or early retirement after completing 30 years of service), disability or death, all unvested options shall become fully exercisable and the standard 90-day period for exercising options following termination of employment will be extended to 12 months, but not beyond each option’s original 10-year term. Information regarding outstanding options held by the named executive officers is set forth in the Outstanding Equity Awards table. The amounts in the table above represent the sum of (a) the spread between $44.24 (the closing market price of the Company’s Class A common stock on August 31, 2010, the last trading day of fiscal 2010) and the exercise price for each outstanding unexercisable option held by the applicable officer on August 31, 2010, and (b) the increase in value of outstanding options resulting from the extension of the post-termination exercise period from 90 days to 12 months, with the option values for 90-day and 12-month remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting for share-based compensation.

(2)	RSU Acceleration. The terms of the RSU awards provide for accelerated vesting on retirement (as defined under “Stock Option Acceleration” above with respect to option agreements), disability or death.

Information regarding unvested RSUs held by the named executive officers is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $44.24 per share, which was the closing price of the Company’s Class A common stock on August 31, 2010, the last trading day of fiscal 2010.

(3)	LTIP Performance Shares Acceleration. Under the terms of the LTIP performance share awards, if a named executive officer’s employment is terminated due to death or disability prior to the vesting date, the officer (or his or her estate) would receive a payout in an amount equal to the payout calculated as if the performance period had ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of employment termination, taking into account provisions in the award agreement for calculating performance for a shorter performance period and a partial year, and prorated for the portion of the performance period the officer had worked. If a named executive officer retires (as defined under “Stock Option Acceleration” above with respect to option agreements) prior to the vesting date, the named executive officer would be entitled to receive a prorated award to be paid following completion of the performance period, taking into account the number of performance shares that would otherwise have been issued based on the actual performance through the entire performance period and the portion of the performance period the officer had worked. The officer is required to provide a release of claims in connection with such payout. Amounts in the table are based on the payout formula applicable in the event of death or disability, and the value of outstanding performance share awards that would vest and be paid out pursuant to these terms is based on a stock price of $44.24 per share, which was the closing price of the Company’s Class A common stock on August 31, 2010, the last trading day of fiscal 2010.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected PricewaterhouseCoopers LLP (“PwC”) as our independent auditors to audit our financial statements and our internal control over financial reporting for the fiscal years ending August 31, 2008, 2009 and 2010. Aggregate fees of PwC for audit services related to the most recent two fiscal years, and other professional services for which they billed us during the most recent two fiscal years, were:

	2010	2009
Audit Fees(1)	$1,567,640	$1,598,293
Audit Related Fees(2)	141,045	—
Tax Fees(3)	30,000	47,400
All Other Fees	7,563	1,500

Total	$1,746,248	$1,647,193

(1)	Comprised of the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements and the required audit of the Company’s internal control over financial reporting, as well as consents related to and reviews of other documents filed with the Securities and Exchange Commission.

(2)	Comprised of acquisition due diligence and consultations regarding internal controls and financial accounting and reporting.

(3)	Comprised of services for tax compliance, tax return preparation, tax advice and tax planning.

In fiscal 2010 and 2009, 100% of the audit fees, audit-related fees, tax fees and all other fees were approved by the Audit Committee.

A representative of PwC is expected to be present at the annual meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our independent accountants must be approved in advance by the Audit Committee to assure that such services do not impair the accountants’ independence from the Company. Accordingly, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Policy”) which sets forth the procedures and the conditions pursuant to which services to be performed by the independent accountants are to be pre-approved. Pursuant to the Policy, certain services described in detail in the Policy may be pre-approved on an annual basis together with pre-approved maximum fee levels for such services. The services eligible for annual pre-approval consist of services that would be included under the categories of Audit Fees, Audit-Related Fees and Tax Fees in the above table as well as services for accounting consultations. If not pre-approved on an annual basis, proposed services must otherwise be separately approved prior to being performed by the independent accountants. In addition, any services that receive annual pre-approval but exceed the pre-approved maximum fee level also will require separate approval by the Audit Committee prior to being performed. The Audit Committee may delegate authority to pre-approve audit and non-audit services to any member of the Audit Committee, but may not delegate such authority to management.

AUDIT COMMITTEE REPORT

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management.

•	Discussed with the independent auditors the matters required to be discussed by SAS 61, as amended.

•

Received the written disclosures and the letter from the Company’s independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent auditors the auditors’ independence.

•

Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

•

Overseen the work of the Company’s Chief Compliance Officer and the Company’s anti-corruption program, including implementation of the recommendations contained in the first and second reports of the independent compliance consultant retained by the Company in connection with the settlement of the investigations by the DOJ and SEC into the Company’s past practice of making improper payments to the purchasing managers of customers in Asia in connection with export sales of recycled ferrous metals.

AUDIT COMMITTEE

William D. Larsson, Chair

Robert S. Ball

Judith A. Johansen

Ralph R. Shaw

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

The Company’s Bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders and prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2012 Annual Meeting of Shareholders, the shareholder’s notice must be received at the Company’s principal executive office no earlier than the close of business on September 21, 2011 and no later than the close of business on October 21, 2011 and otherwise comply with the requirements of the Company’s Bylaws. In addition, any proposal by a shareholder of the Company to be considered for inclusion in proxy materials for the Company’s 2012 Annual Meeting of Shareholders must be received in proper form by the Company at its principal executive office no later than August 10, 2011.

DISCRETIONARY AUTHORITY

Although the Notice of Annual Meeting of Shareholders provides for transaction of any other business that properly comes before the meeting, the Board has no knowledge of any matters to be presented at the meeting other than the matters described in this Proxy Statement. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with their judgment if any other matters are presented.

GENERAL

The cost of preparing, printing and mailing this Proxy Statement and of the solicitation of proxies by us will be borne by us. Solicitation will be made by mail and, in addition, may be made by our directors, officers and employees personally or by telephone, email, facsimile or telegram. We will request brokers, custodians, nominees and other like parties to forward copies of proxy materials to beneficial owners of stock and will reimburse such parties for their reasonable and customary charges or expenses in this connection.

We will provide to any person whose proxy is solicited by this proxy statement, without charge, upon written request to its Corporate Secretary, a copy of our Annual Report on Form 10-K for the fiscal year ended August 31, 2010 or of our proxy statement.

IT IS IMPORTANT THAT PROXIES BE PROVIDED PROMPTLY. THEREFORE, SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SUBMIT A PROXY THROUGH THE INTERNET OR BY TELEPHONE OR TO EXECUTE AND RETURN THE ENCLOSED PROXY IN THE REPLY ENVELOPE PROVIDED IF THIS PROXY WAS RECEIVED BY MAIL.

By Order of the Board of Directors,

Richard C. Josephson

Secretary

December 8, 2010

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/schn
Use the Internet to vote your proxy until 12:00 p.m. (CT) on January 18, 2011.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on January 18, 2011.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Item 1.

1. Election of directors:	01	Wayland R. Hicks	☐	Vote FOR	☐	Vote WITHHELD
	02	Judith A. Johansen		all nominees		from all nominees
	03	Tamara L. Lundgren		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee,

write the number(s) of the nominee(s) in the box provided to the right.)

2. The proxies may vote in their discretion as to other matters which may come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

SCHNITZER STEEL INDUSTRIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, January 19, 2011

8:00 a.m.

Multnomah Athletic Club

1849 SW Salmon Street

Portland, Oregon 97205

Schnitzer Steel Industries, Inc.
P.O. Box 10047
Portland, Oregon 97296-0047	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 19, 2011.

The shares of stock of Schnitzer Steel Industries, Inc. that you hold will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees in Item 1.

By signing the proxy, you revoke all prior proxies and appoint Tamara L. Lundgren and Richard D. Peach, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.